UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☒ PreliminaryProxy Statement.
☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to § 240.14a-12.

OPINION RESEARCH CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒     Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the  filing for which the offsetting fee was paid previously. Identify the previous filing by registration  statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OPINION RESEARCH CORPORATION

600 College Road East, Suite 4100 Princeton, NJ 08540

            , 2006

To the Stockholders of Opinion Research Corporation:

You are cordially invited to attend a special meeting of stockholders of Opinion Research Corporation (“ORC”) to be held on             , 2006, at             a.m., local time, at the company’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540.

On August 4, 2006, we entered into a merger agreement providing for the acquisition of ORC by infoUSA Inc., a Delaware corporation. If this merger is completed, you will be entitled to receive $12.00 in cash for each share of ORC common stock you own. At the special meeting, you will be asked to approve the merger agreement.

The board of directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are advisable to, fair to, and in the best interests of, the holders of our common stock. Our board of directors unanimously recommends that ORC stockholders vote “FOR” the approval of the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of our common stock outstanding on the record date is required to approve the merger agreement.

Your vote is important to us. Whether or not you plan to attend the special meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the special meeting even if you have returned a proxy card.

On behalf of the board of directors and management of ORC, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

John F. Short

Chairman and Chief Executive Officer

The proxy statement, dated             , 2006, is first being mailed to stockholders on or about             , 2006.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD             , 2006

Notice is hereby given that a special meeting of stockholders of Opinion Research Corporation, a Delaware corporation (“ORC”), will be held at the company’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540 on             , 2006 at             a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 4, 2006 and amended on October 16, 2006, by and among infoUSA Inc., Spirit Acquisition, Inc. and ORC which provides for the merger of Spirit Acquisition, Inc., a wholly owned subsidiary of infoUSA Inc., with and into ORC, with ORC continuing as the surviving corporation and a wholly owned subsidiary of infoUSA Inc., and the conversion of each outstanding share of common stock of ORC (other than shares held by ORC as treasury shares, by infoUSA Inc., by any of the subsidiaries of infoUSA Inc. or by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $12.00 in cash.

2. To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

3. To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Stockholders of record at the close of business on October 27, 2006 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The Agreement and Plan of Merger, as amended, and the merger are described in the accompanying proxy statement and a copy of the Agreement and Plan of Merger and the amendment thereto is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the Agreement and Plan of Merger carefully.

We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders execute, date and return the proxy using the enclosed envelope. No postage is required if the enclosed envelope is mailed in the United States.

By Order of the Board of Directors,

Douglas L. Cox

Secretary

            , 2006

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR ORC COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 13 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Proxy Statement

Appendix A:	Agreement and Plan of Merger, dated as of August 4, 2006, by and among infoUSA Inc., Spirit Acquisition, Inc. and Opinion Research Corporation (including Amendment No. 1 dated as of October 16, 2006)	A-1

Appendix B:	Opinion of Janney Montgomery Scott LLC, dated August 4, 2006	B-1

Appendix C:	Section 262 of the Delaware General Corporation Law	C-1

ii

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement but might not contain all of the information that is important to you. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 51.

In this proxy statement, the terms “we,” “us,” “our,” “ORC” and the “company” refer to Opinion Research Corporation and, where appropriate, its subsidiaries. We refer to:

•	infoUSA Inc. as “Parent”;

•	Spirit Acquisition, Inc. as “Merger Sub”;

•	WWC Capital Group, LLC as “WWC”; and

•	Janney Montgomery Scott LLC as “Janney.”

•	The Proposed Transaction

The proposed transaction is the acquisition of ORC by Parent, a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated August 4, 2006 and amended on October 16, 2006, by and among ORC, Parent and Merger Sub. We refer to that Agreement and Plan of Merger, as amended, as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into ORC, with ORC being the surviving corporation in the merger as a wholly owned subsidiary of Parent. We refer to that merger as the “merger.” The parties currently expect to complete the merger in                     .

•	Parties Involved in the Proposed Transaction (Page 10)

•	ORC is a Delaware corporation and provides research services to governments and commercial clients in North America, Europe and Asia. We collect customer, market, employee, and demographic data by utilizing computer-assisted telephone interviews, internet-based data collection techniques, personal interviews, mail questionnaires, and other means. After collecting the data, we analyze, develop and present to our clients cohesive reports that provide insights regarding their programs, operations or, products and services. Our services are designed to help our clients manage and evaluate public policy programs and funding decisions, sell products, and improve their corporate image and competitive position.

•	Parent is a Delaware corporation and uses the Internet under the brand names infousa.com, Salesgenie.com and Credit.net as its primary vehicle to be a leading provider of sales leads and databases to millions of businesses in order for them to find new prospects and grow their sales. Parent compiles and updates over 12 proprietary databases under one roof in Omaha, Nebraska. Databases compiled and continually updated include:

Business Databases	Consumer Databases

• 15 Million U.S. and Canadian Businesses	• 183 Million Consumers

• 12.5 Million Executives and Professionals	• 115 Million Households

• 5.6 Million Small Business Owners	• 68 Million Homeowners

• 5 Million Business Addresses with Color Photos	• 14 Million New Movers Per Year

• 2.6 Million Brand New Businesses	• 3.1 Million New Homeowners Per Year

• 3.6 Million Yellow page Advertisers	• 1.7 Million Bankruptcies

Business Databases	Consumer Databases

• 1.7 Million Bankruptcy Filers	• 123 Million Occupants

• 900,000 Global Businesses and 2 Million Executives	• 50 Million Consumer E-mail Addresses

• 600,000 Manufacturers

• 410,000 Big Businesses

• 1.5 Million Business E-mail Addresses

• 780,000 Medical Professionals

• 380,000 U.S. Houses of Worship

Parent’s customers include salespeople, small office/home office entrepreneurs, small and medium businesses, and Fortune 2000 corporations. Parent’s database is also part of major directory assistance search firms like Yahoo!, Google, AOL and in-car navigation companies.

•	Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. Parent formed Merger Sub for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

•	ORC Will Hold a Special Meeting of its Stockholders to Consider Approval of the Merger Agreement and the Meeting Adjournment Proposal (Page 12)

Date, Time and Place. The special meeting will be held on                     , 2006 at         a.m., local time, at ORC’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540.

Purpose. At the special meeting, you will be asked to consider and vote upon proposals to:

•	approve the merger agreement, which provides for the merger of Merger Sub with and into ORC, with ORC continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent, and the conversion of each outstanding share of ORC common stock (other than shares held by ORC as treasury shares, by Parent or any subsidiary of Parent, and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $12.00 in cash (which we refer to in this proxy statement as the “merger consideration”);

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 12). Only stockholders who hold shares of ORC common stock at the close of business on October 27, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of ORC common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 5,503,047 shares of ORC common stock outstanding.

Vote Required (Page 13). Approval of the merger agreement requires the affirmative vote of 2,751,524 shares of ORC common stock, being a majority of the shares of ORC common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of ORC common stock present and entitled to vote at the special meeting.

In connection with the merger agreement, and concurrently with the execution of the merger agreement, John F. Short, Douglas L. Cox and Kevin P. Croke, all of whom are executive officers of ORC, have, in their capacities as stockholders of ORC, entered into a voting agreement with Parent and Merger Sub pursuant to which Messrs. Short, Cox and Croke have agreed to vote their shares of ORC’s common stock in favor of approval of the merger agreement. As of October 27, 2006, the record date, the outstanding shares of ORC common stock held by these stockholders represented approximately 7.4% of ORC’s outstanding shares. In the event that the merger agreement is terminated, the voting agreement will terminate as well.

Share Ownership of Directors and Executive Officers. As of October 27, 2006, the record date, the directors and current executive officers of ORC beneficially owned and are entitled to vote, in the aggregate, 581,016 shares of ORC common stock, representing approximately 10.6% of the outstanding shares of ORC common stock. The directors and current executive officers have informed ORC that they presently intend to vote all of their shares of ORC common stock (including the 406,376 shares that are subject to the voting agreement) “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

Share Ownership of Parent. As of October 27, 2006, in addition to the shares of ORC common stock subject to the voting agreement, Parent beneficially owned 259,845 shares of ORC common stock, representing approximately 4.7% of the outstanding shares of ORC common stock. Parent has advised ORC that it presently intends to vote all such shares “FOR” approval of the merger agreement.

•	ORC Stockholders Will Receive $12.00 in Cash For Each Share of ORC Common Stock They Own (Page 35)

Upon the completion of the merger, each issued and outstanding share of ORC common stock, other than shares held by ORC in treasury, Parent or any of its subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.00 in cash.

•	How Outstanding Options Will Be Treated (Page 36)

All options to acquire shares of ORC common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger. Pursuant to the merger agreement, each holder of options with an exercise price less than $12.00 will receive a payment equal to the merger consideration minus the option exercise price per share times the number of shares subject to such option.

•	How Outstanding Warrants Will Be Treated (Page 36)

All warrants to acquire shares of ORC common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger. Pursuant to the merger agreement, each holder of warrants will receive a payment equal to the merger consideration minus the warrant exercise price per share times the number of shares subject to such warrant.

•	Financing of the Merger by Parent (Page 46)

Parent and Merger Sub estimate that the total funds necessary to consummate the merger and related transactions (including payment of the merger consideration to ORC stockholders and holders of warrants and options to purchase ORC common stock) will be approximately $            million, which is expected to be funded by cash and available lines of credit. The consummation of the merger is not subject to any conditions related to obtaining financing.

•	Recommendation of the Board of Directors (Page 19)

The Board of Directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the holders of ORC common stock, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the ORC Board of Directors.

•	Opinion of ORC’s Independent Financial Advisor (Page 20)

In connection with the merger, ORC’s board of directors received a written opinion from ORC’s independent financial advisor, Janney, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration provided for in the merger agreement. The written opinion of Janney, dated

August 4, 2006, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Janney’s opinion was provided to ORC’s board of directors in their evaluation of the merger consideration from a financial point of view, does not address the relative merits of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger agreement.

•	Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or in Addition to, Interests of ORC Stockholders Generally (Page 28)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are described in more detail under “The Merger — Interests of ORC Directors and Executive Officers in the Merger” beginning on page 28 and include the following:

•	the employment agreement with our Chief Executive Officer provides that in the event the employment agreement is terminated by him with cause after a “change in control,” he will receive a cash payment equal to two and one-half times his annual base compensation; prior to approving the merger, our board of directors was informed by our Chief Executive Officer of his intention to terminate his employment agreement for cause immediately upon completion of the merger and was informed by Parent of its agreement that such termination would constitute termination for cause; and

•	consistent with the treatment of all other options to acquire ORC common stock, options granted to our directors and executive officers, whether or not exercisable, will be canceled as of the effective time of the merger and each director or executive officer that is a holder of options with an exercise price less than $12.00 will receive a payment equal to the merger consideration minus the option exercise price per share, times the number of shares subject to such option.

Our board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that ORC stockholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page 43)

The obligations of ORC, Parent and Merger Sub to complete the merger are subject to various conditions, including:

•	the approval of the merger agreement by holders of a majority of the shares of ORC common stock outstanding on the record date;

•	the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the “HSR Act”), and any other approvals of governmental agencies required to consummate the transactions contemplated by the merger agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The parties received notice of early termination of the waiting period under the HSR Act on September 12, 2006;

•	the absence of any statute, rule or regulation that prohibits the consummation of the merger or, with respect to Parent, that would limit ownership or operation of any material portion of the business or assets of ORC by Parent or the surviving corporation after the merger;

•	the absence of any order or injunction of a United States Federal or state court in effect precluding consummation of the merger;

•	the absence of any written notice from any governmental entity indicating an intent to restrain, prevent, materially delay or restructure the merger;

•	the representations and warranties of each party that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of each party that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and

•	each of ORC and Parent shall have performed in all material respects its respective obligations under the merger agreement required to be performed at or prior to the effective time of the merger.

See “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 43.

•	Limitations on Solicitation of Competing Proposals (Page 40)

Except as described below, pursuant to the merger agreement, we have agreed not to solicit from third parties, engage in discussions or negotiations regarding or accept or enter into any agreement relating to a proposal for an alternative transaction prior to the consummation of the merger or the termination of the merger agreement.

However, to the extent required by the fiduciary obligations of the board of directors after consultation with outside counsel, ORC may enter into discussions or negotiations regarding a proposal for an alternative transaction while the merger is pending if, at any time prior to the approval of the merger agreement by the stockholders:

•	ORC has received an acquisition proposal from a third party that did not result from a breach of ORC’s obligations under the preceding paragraph; and

•	the board of directors has determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such acquisition proposal could reasonably be expected to result in a superior proposal.

In such a case, the merger agreement requires ORC to (i) provide notice to Parent and Merger Sub of such acquisition proposal within 24 hours of receipt, and (ii) not disclose any information to the third party making such acquisition proposal without entering into a confidentiality agreement with such third party with terms and conditions relating to confidentiality no less favorable to ORC than the confidentiality agreement entered into by Parent with ORC. If the board of directors receives an acquisition proposal that represents superior value to the merger for ORC stockholders (including any proposal by Parent to amend the merger agreement) and is reasonably capable of being completed, the board may withdraw its approval and recommendation regarding the approval of the merger agreement and approve and recommend such other proposal; provided, that, a majority of the board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations.

•	How the Merger Agreement May Be Terminated (Page 44)

Parent and ORC may agree to terminate the merger agreement at any time. Additionally, with certain exceptions, Parent or ORC may also terminate the merger agreement if:

•	the merger has not occurred on or before January 15, 2007;

•	stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the stockholders or any adjournment;

•	any court or governmental entity within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger;

•	ORC’s board of directors fails to recommend approval of the merger agreement by ORC’s stockholders or withdraws or amends or modifies in a manner adverse to Parent and Merger Sub its recommendation or approval in respect of the merger agreement or the merger;

•	ORC’s board of directors makes any recommendation with respect to an alternative acquisition other than a recommendation to reject such alternative acquisition; or

•	the other party has breached any of the representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure of the breaching party to fulfill certain conditions required to effect the merger, and such breach is not cured within 30 days or by January 15, 2007, whichever is sooner.

Parent may also terminate the merger agreement at any time if there is a breach by ORC of any covenant or obligation regarding the solicitation of competing proposals.

•	Termination Fees and Expenses May Be Payable By ORC in Some Circumstances (Page 45)

In specified circumstances, if the merger agreement is terminated, ORC must reimburse Parent for its documented out-of-pocket expenses up to a maximum of $1,000,000 or pay Parent a termination fee equal to $4,000,000 depending on the nature of the termination.

•	Federal Income Tax Considerations For ORC Stockholders (Page 31)

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of ORC common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ORC common stock surrendered.

•	ORC Stockholders Will Have Appraisal Rights (Page 32)

You have the right under Delaware law to dissent from the approval of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of ORC common stock in the event the merger is completed. The fair value of your shares of ORC common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must NOT vote in favor of approval of the merger agreement, you must NOT return a signed but not voted proxy card, and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix C. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor if you wish to exercise these rights.

•	Questions and Answers About the Special Meeting and the Merger

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of ORC common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote at the special meeting of stockholders.

Q:	How do I vote my shares of ORC common stock?

A:

Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of ORC common stock directly in your name as a registered stockholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of ORC common stock (that is, if you hold your ORC common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting; or

•	by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of common stock of ORC (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of ORC common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. ORC’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of ORC common stock, you can do this in any of the following ways:

•	by sending a written notice to the Corporate Secretary of ORC to the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Corporate Secretary of ORC at the company’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540. If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of ORC common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and the meeting adjournment proposal.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of ORC common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials.

You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in , although there can be no assurance that we will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to Wells Fargo Bank N.A., the exchange agent in connection with the merger. You will receive cash for your shares from the exchange agent after you comply with these instructions. If your shares of ORC common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the exchange agent in order to receive the cash payment of the merger consideration for each share of ORC common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact StockTrans, Inc., our proxy solicitor, toll-free at (800) 733-1121. You may also call ORC investor relations at (609) 452-5400.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes forward-looking statements. In general, statements other than statements of historical facts contained in this proxy statement, including statements regarding completion of the proposed merger, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including ORC’s annual report on Form 10-K for the fiscal year ended December 31, 2005. In addition to other factors and matters contained or incorporated in this proxy statement, forward-looking statements are subject to a number of risks, uncertainties and assumptions described elsewhere in this proxy statement, including, among other things:

•	failure to obtain stockholder approval or the failure to satisfy other closing conditions, including regulatory approval, with respect to the proposed merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the proposed merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	fluctuations in demand for our services;

•	competition;

•	our dependence on key personnel;

•	government funding of social research projects;

•	leverage and debt service (including sensitivity to fluctuations in interest rates);

•	domestic and global economic, credit and capital market conditions;

•	foreign exchange fluctuations;

•	changes in federal or state tax laws or the administration of these laws;

•	regulatory or judicial proceedings; and

•	the outcome of the stockholders’ derivative litigation.

This list of risks is not exhaustive. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. We assume no obligation to update any forward-looking statements after the date of this proxy statement as a result of new information, future events or developments, except as required by federal securities laws.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

ORC

Opinion Research Corporation

600 College Road East, Suite 4100

Princeton, NJ 08540

Telephone: (609) 452-5400

ORC is a Delaware corporation and provides research services to governments and commercial clients in North America, Europe and Asia. We collect customer, market, employee, and demographic data by utilizing computer-assisted telephone interviews, internet-based data collection techniques, personal interviews, mail questionnaires, and other means. After collecting the data, we analyze, develop and present to our clients cohesive reports that provide insights regarding their programs, operations, or products and services. Our services are designed to help our clients manage and evaluate public policy programs and funding decisions, sell products, and improve their corporate image and competitive position.

We were established in 1938 to apply the principles of general public opinion polling to marketing issues facing America’s largest companies. We completed our initial public offering in October 1993. Between 1993 and 1997, as part of our strategy to expand internationally, we established our presence in strategic markets through various acquisitions. In May 1999, we acquired Macro International Inc., or ORC Macro, a research, consulting and technology company based in the Washington, D.C. area. The acquisition of ORC Macro substantially increased our presence in the public sector. In August 2000, we acquired C/J Research, Inc., and in October 2000, we acquired Social and Health Services, Ltd. The two acquisitions in 2000 allowed us to expand our service offerings into the areas of consumer research and communications services and to further expand in the area of information management.

Detailed descriptions about ORC’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 51 of this proxy statement.

Parent

infoUSA Inc.

5711 South 86th Circle

Omaha, NE 68127

Telephone: (402) 593-4500

Parent is a Delaware corporation and uses the Internet under the brand names infousa.com, Salesgenie.com and Credit.net as its primary vehicle to be a leading provider of sales leads and databases to millions of businesses in order for them to find new prospects and grow their sales. Parent compiles and updates over 12 proprietary databases under one roof in Omaha, Nebraska. Databases compiled and continually updated include:

Business Databases	Consumer Databases

• 15 Million U.S. and Canadian Businesses	• 183 Million Consumers

• 12.5 Million Executives and Professionals	• 115 Million Households

• 5.6 Million Small Business Owners	• 68 Million Homeowners

• 5 Million Business Addresses with Color Photos	• 14 Million New Movers Per Year

• 2.6 Million Brand New Businesses	• 3.1 Million New Homeowners Per Year

Business Databases	Consumer Databases

• 3.6 Million Yellow page Advertisers	• 1.7 Million Bankruptcies

• 1.7 Million Bankruptcy Filers	• 123 Million Occupants

• 900,000 Global Businesses and 2 Million Executives	• 50 Million Consumer E-mail Addresses

• 600,000 Manufacturers

• 410,000 Big Businesses

• 1.5 Million Business E-mail Addresses

• 780,000 Medical Professionals

• 380,000 U.S. Houses of Worship

Parent’s customers include salespeople, small office/home office entrepreneurs, small and medium businesses, and Fortune 2000 corporations. Parent’s database is also part of major directory assistance search firms like Yahoo!, Google, AOL, and in-car navigation companies.

Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. Parent formed Merger Sub for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on                     , 2006, at              a.m., local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at ORC’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540. ORC intends to mail this proxy statement and the accompanying proxy card on or about                     , 2006 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement, which provides for the merger of Merger Sub with and into ORC, with ORC continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent, and the conversion of each outstanding share of ORC common stock (other than shares held by ORC as treasury shares, by Parent or any of its subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $12.00 in cash;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

ORC does not expect a vote to be taken on any other matters at the special meeting other than the approval of the merger agreement and the meeting adjournment proposal. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of ORC common stock at the close of business on October 27, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, 5,503,047 shares of ORC common stock were outstanding and entitled to vote. A list of stockholders will be available for review at ORC’s executive offices during regular business hours beginning ten (10) days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of ORC common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held. If you sell or transfer your shares of ORC common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement or the meeting adjournment proposal. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence in person or by proxy of the holders of a majority of the outstanding shares of ORC common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of ORC common stock held in treasury by ORC are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The affirmative vote of 2,751,524 shares of ORC common stock, being a majority of the shares of ORC common stock outstanding on the record date, is required to approve the merger agreement. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of ORC common stock present and entitled to vote at the special meeting.

As of October 27, 2006, the record date, the directors and current executive officers of ORC beneficially owned and are entitled to vote, in the aggregate, 581,016 shares of ORC common stock, representing approximately 10.6% of the outstanding shares of ORC common stock. The directors and current executive officers have informed ORC that they presently intend to vote all of their shares of ORC common stock (including the 406,376 shares that are subject to the voting agreement) “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

As of October 27, 2006, in addition to the shares of ORC common stock subject to the voting agreement, Parent beneficially owned 259,845 shares of ORC common stock, representing approximately 4.7% of the outstanding shares of ORC common stock. Parent has advised ORC that it presently intends to vote all such shares “FOR” approval of the merger agreement.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to return your proxy will have no effect on the outcome of the vote. A broker non-vote or a vote to abstain will have the same effect as a vote against approval of the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each holder of ORC common stock should complete, date and sign such holder’s proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those shares of ORC common stock may be voted at the special meeting, even if holders plan to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from such broker or nominee a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing ORC stock certificates for the payment of the merger consideration.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Corporate Secretary of ORC at the company’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. ORC will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. ORC has engaged the services of StockTrans, Inc. to solicit proxies and to assist in the distribution of proxy materials. ORC has agreed to pay StockTrans, Inc. a fee of $4,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of ORC common stock beneficially owned by others to forward to these beneficial owners. ORC may reimburse persons representing beneficial owners of ORC common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, e-mail, facsimile or other means of communication. Proxies may also be solicited by our directors, officers or employees, but no additional compensation will be paid to directors, officers or employees for their services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple stockholders in your household. ORC will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call ORC requesting this proxy statement at the following address or phone number: 600 College Road East, Suite 4100, Princeton, New Jersey 08540, Telephone: (609) 452-5400.

Adjournments

Consistent with applicable state law, if the special meeting is adjourned to a different place, date or time, ORC need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than thirty (30) days or a new record date is or must be set for the adjourned meeting. However, in the event that the special meeting is adjourned, ORC intends to notify stockholders of the place, date and time of the adjourned meeting through a press release and filing on Form 8-K, which will be available for review on the website of the United States Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of ORC. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

From time to time, ORC’s board of directors has had discussions regarding the best possible means to increase and realize stockholder value in light of the ongoing consolidation in the market research and social research industries and the low trading volume and prices for ORC’s common stock (both generally and relative to other comparable companies). Among other things, in an effort to improve ORC’s capital structure and thereby position ORC to participate in the market consolidation, in 2005 ORC attempted to raise equity in the public markets, but such efforts were not successful.

As part of its ongoing evaluation of transactions that might maximize stockholder value, ORC’s board of directors, at its June 17, 2005 meeting, evaluated an unsolicited indication of interest from Parent, dated June 10, 2005, to acquire ORC for $10.00 per share. The board concluded that the proposed price did not reflect ORC’s long-term value or provide sufficient value to stockholders but nevertheless directed ORC’s Chief Executive Officer, John F. Short, to deliver a letter to Parent stating that the board would consider the proposed transaction. Thereafter, Mr. Short met with representatives of Parent, including Vinod Gupta, Parent’s Chief Executive Officer, on September 23, 2005, September 26, 2005 and October 12, 2005. The October 12 meeting included other representatives of ORC, including Steven F. Ladin, one of ORC’s independent directors. Mr. Short informed Parent’s representatives at each of these meetings that the board believed that the offer of $10.00 per share did not recognize the full value of the company.

ORC completed the repurchase of all interests in ORC owned by LLR Equity Partners, L.P. (“LLR”) on July 29, 2005. In connection with that transaction, ORC agreed to repurchase from LLR, for an aggregate purchase price of $20 million, the following securities and rights:

•	1,176,458 shares of ORC’s common stock;

•	10 shares of ORC’s Series B Preferred Stock, par value $.01 per share, representing all of the authorized, issued and outstanding shares of the Series B Preferred Stock;

•	warrants to purchase 740,500 shares of ORC common stock at an exercise price of $12.00 per share;

•	anti-dilution warrants to purchase shares of ORC common stock at an exercise price of $0.01 per share;

•	rights to exchange up to 1,176,458 shares of ORC common stock held by LLR for shares of ORC’s Series C Preferred Stock, par value $0.01 per share, on a two-for-one basis; and

•	certain other rights held by LLR pursuant to its agreements with ORC dated September 1, 2000.

ORC’s management and board of directors believe that the repurchase of LLR’s interests in ORC removed obstacles to ORC’s completion of a potential future sale, including certain blocking rights contractually available to LLR and disputes regarding the rights of LLR in connection with a liquidation effected by a merger, thereby enhancing ORC’s ability to maximize stockholder value.

On November 16, 2005, a second indication of interest to acquire ORC, this time with a proposed price of $11.00 per share, was sent by Parent to Mr. Short. The board of directors was informed of this second letter, and Mr. Short was advised to keep open the lines of communication between the two companies. Thereafter, Mr. Short met with representatives of Parent, including Mr. Gupta, on January 17, 2006, February 15, 2006 and March 6, 2006. On March 9, 2006, Mr. Short and a representative of Parent conversed by telephone. All such discussions addressed the possibility of an acquisition of ORC by Parent but did not seek to reach agreement on the terms or structure of any such transaction. In addition, Mr. Gupta telephoned Mr. Short on a number of occasions to express Parent’s continued interest in acquiring ORC.

Recognizing that a process was required to assess whether the board could obtain offers to acquire ORC that improved on Parent’s indication of interest, Mr. Short recommended, at a regular meeting of the board of directors on March 17, 2006, that the board consider the retention of a financial advisor to advise the company regarding its strategic options, including the possibility of conducting a process to sell the company. The board concluded that ORC should retain an investment banking firm to assist ORC to explore a possible sale. During the next several weeks, Mr. Short and directors Steven F. Ladin and Frank J. Quirk, who was ORC’s President, along with ORC’s Chief Financial Officer, Douglas L. Cox, met with four investment banking firms, each of which presented its views regarding strategic options for ORC. Based upon the fact that over two-thirds of ORC’s business is social research performed for government entities, and believing that the highest premium for the acquisition of ORC would be paid by a government services business, on April 10, 2006, ORC retained WWC as its financial advisor to assist in conducting a sale process. The decision to retain WWC was based primarily on WWC’s experience in the government services industry and WWC’s intimate knowledge of ORC and its business. Prior to this engagement, WWC had represented Macro International Inc. in its sale to ORC in 1999, had represented ORC in obtaining debt financing and in exploring certain asset dispositions, and had conducted goodwill impairment analyses for ORC’s market research business.

On April 17, 2006, ORC’s management and WWC discussed drafts of a non-confidential summary of ORC’s business, a schedule for a possible sale process, and a list of potential strategic and financial buyers. Following these discussions, an update regarding the status of the sale process was distributed to the board of directors.

Prior to April 25, 2006, a final list of potential buyers was prepared based on management’s and WWC’s assessments of the respective potential buyers’ past acquisition practices, desire to effect an acquisition in ORC’s business space and ability to consummate a transaction involving the acquisition of ORC at a significant premium to the market price of ORC’s common stock. The list included 17 government services businesses, 16 private equity firms, five market research businesses, three health care businesses and Parent. Parent was included in the final list because it had previously approached the board of directors with an offer to acquire ORC at a price that, although ultimately deemed unacceptable, was substantially above the market price of ORC common stock at the time. On April 25, 2006, the non-confidential summary, which did not identify ORC by name, was approved for distribution to these 42 potential buyers. Each potential buyer that indicated it would be interested in bidding for the business identified in the summary was asked to sign a confidentiality agreement. During April and May 2006, confidentiality agreements were negotiated and executed with 21 prospective buyers. These prospective buyers were given access to a virtual data room that contained non-public information regarding ORC.

At a regular meeting of the board of directors on May 16, 2006, Mr. Short updated the board regarding the sale process. At this meeting, the board of directors also discussed whether to make a public announcement regarding the sale process. Given that WWC had contacted a large number of potential buyers and that the price and daily trading volume of ORC’s common stock remained within historical ranges, the board decided that it would refrain from making a public announcement to avoid adversely affecting ORC’s business operations, relationships and personnel.

On or about June 1, 2006, WWC sent a letter to each of the prospective buyers who had signed a confidentiality agreement asking each of them to submit an indication of interest to acquire ORC and providing them with a confidential information memorandum describing ORC’s business and presenting financial and other data, including non-public information. Such indications of interest were to include the prospective buyer’s proposed purchase price, closing schedule and source of funding.

Prior to June 21, 2006, WWC received indications of interest from ten prospective buyers. The board of directors held a special meeting on June 21, 2006 to discuss the sale process. During the meeting, WWC presented a status report on the progress of the sale process and an analysis of the prospective buyers. WWC informed the board that ten initial indications of interest, with a high range of $10.75 to $11.25 per share and a low range of $7.50 to $8.70 per share, had been received. WWC described each of the offers in detail and provided commentary regarding its interactions with each prospective buyer and offered its impressions regarding the ability of certain prospective buyers to increase their offers. Based primarily on pricing considerations, the board of directors decided to continue the next phase of the sale process with five prospective buyers, Company A, Company B, Company C, Company D and Parent. In addition, the board directed WWC to permit a sixth potential buyer, Company E, to continue with the sale process if discussions regarding its offer price progressed satisfactorily. Following this discussion, the board of directors again addressed whether to make a public announcement regarding the sale process and, for the same reasons discussed above, decided to refrain from making a public announcement. Mr. Short was asked to monitor the situation and report back to the board if there was any reason to make a public announcement.

The five remaining prospective buyers were given access to extensive due diligence information, including information relating to ORC’s finances, legal organization, acquisitions and dispositions, operations, customers, contractual arrangements, intellectual property, insurance, employee benefit plans and taxes. On June 26, 2006, a letter was sent by WWC to each of the remaining prospective buyers requesting final offers on or before July 24, 2006. Also on June 26, 2006, Company E submitted a revised written offer pursuant to which stockholders would receive $10.50 to $12.00 per share, which Company E equated to an approximate range in enterprise value of between $132 million and $143 million. Based upon its indication of interest, Company E was invited to continue with the next phase of the sale process and given access to all diligence information that had been made available to the other five prospective buyers.

Meetings with ORC’s executive management were scheduled for each of the six remaining prospective buyers during the period from July 5, 2006 through July 13, 2006. During this period, Company D cancelled its meeting with ORC’s executive management and withdrew from the process.

On July 7, 2006, Mr. Short and WWC received a letter addressed to the board of directors from a new potential buyer, Company F. Company F indicated in the letter a willingness to pay $11.00 per share and effect a quick closing. After consultation with members of the board of directors, Company F was asked to participate in the sale process. Company F executed a confidentiality agreement, was given access to the virtual data room, was provided with a copy of the confidential information memorandum and attended a meeting with ORC’s executive management.

On July 7, 2006, WWC distributed a draft merger agreement prepared by ORC’s counsel, Wolf, Block, Schorr and Solis-Cohen LLP (“Wolf Block”), to each of the six remaining prospective buyers asking them to review and make any changes they felt were necessary to the merger agreement and to submit it along with their final offer. Prior to July 28, 2006, each of Parent, Company A, Company E and Company F submitted a final offer. The range in purchase price of the offers was $8.50 to $11.00 per share. Parent, Company E and Company F also submitted revised drafts of the proposed merger agreement reflecting their comments. Neither Company B nor Company C submitted final offers.

On July 28, 2006, at a regular meeting of the board of directors, WWC discussed the final offers presented by Parent, Company A, Company E and Company F and WWC’s interactions with those prospective buyers. Each of Parent and Company F submitted an offer of $11.00 per share. Company E submitted an offer of $10.70 per share, and Company A submitted an offer of $8.50 per share. At the meeting, a representative of Wolf Block discussed in detail the terms of the merger agreement as revised by the prospective buyers. The board of directors identified provisions in each of the draft agreements submitted by the prospective buyers that were not acceptable. For example, the board noted that the revisions to the draft of the merger agreement submitted by Parent contained several unacceptable terms, including a provision that would have forced a vote of stockholders regarding the transaction even if the board withdrew its recommendation regarding the transaction, a provision that significantly limited the board’s ability, in accordance with its fiduciary duties under Delaware law, to terminate the merger agreement or withdraw its recommendation regarding the merger agreement, and a breakup fee that was equal to more than 8% of the equity value of the transaction together with unlimited reimbursement of expenses, each of which would have been payable under very broad circumstances. The board directed that such provisions would need to be revised in ORC’s favor in order for an offer from Parent to be acceptable.

After extensive discussion, the board decided that WWC should approach Parent and Company F, both of which, WWC concluded, had not submitted their best and final offers, to request that they submit an increased offer within two weeks. The board, in consultation with WWC and management, decided that the prospective buyers other than Parent and Company F had submitted final offers that did not merit further consideration based primarily on pricing and ability to complete a transaction in an expeditious manner. Company A had submitted an offer of $8.50 per share, which the board deemed insufficient. Company E submitted a final written offer of $10.70 per share, a significant reduction from the high end of its offer of June 26, 2006, and further indicated verbally to WWC its unwillingness to raise its offer in any meaningful amount. In addition, Company E proposed to divest ORC’s market research business to a third party simultaneously with the closing of the proposed transaction, a concept that introduced uncertainty regarding Company E’s ability to complete the transaction and the timing of such transaction. The board directed Wolf Block to draft a revised version of the merger agreement combining and incorporating, to the extent appropriate, the comments of Parent and Company F regarding the merger agreement and to distribute the revised version of the merger agreement to each of Parent and Company F by August 2, 2006 so that they could reflect any changes to the merger agreement when submitting their final offers.

Also at the July 28, 2006 meeting, the board of directors concluded that it would be advisable to seek a fairness opinion from an independent investment banking firm that was not involved in the transaction and whose fees were not contingent upon completion of the transaction. The board of directors then approved the engagement of Janney to provide such an opinion at the appropriate time. In approving the engagement of Janney, the board of directors considered Janney’s familiarity with ORC and Janney’s previously demonstrated ability to communicate clearly with the board of directors and to perform its analysis and deliver materials in a timely manner. Janney had rendered a fairness opinion to the board of directors with respect to ORC’s July 2005 repurchase of all of LLR’s interests in ORC.

On July 31, 2006, WWC contacted Company F, which stated in two separate conversations that it was unwilling to raise its offer of $11.00 per share. Company F also informed WWC that it would require six additional weeks of time to conduct substantial additional due diligence and negotiate the merger agreement. Company F had access to all of the due diligence materials provided to each of the six remaining prospective buyers following the June 21, 2006 meeting of the board of directors.

Also on July 31, 2006, Parent sent a communication to Mr. Short stating that Parent was raising its offer to an enterprise value of $134 million including the assumption of debt, or approximately $12.00 per share. Parent stated that this offer was contingent upon negotiation and execution of a definitive purchase agreement no later than August 4, 2006, at which time the offer would be withdrawn and Parent would withdraw from the sale process. On August 2, 2006, a revised version of the merger agreement was distributed by Wolf Block to Parent and its counsel. On August 3, 2006, meetings were held among ORC, Parent and their respective counsel at the offices of Wolf Block in Philadelphia. During these meetings, the provisions of the merger agreement were negotiated, including a purchase price of $12.00 per share.

On August 4, 2006, a special meeting of the board of directors was held by conference call. During the meeting, Janney rendered its verbal opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitation, qualifications and other matters described in its opinion, the merger consideration was fair, from a financial point of view, to ORC’s stockholders. A representative of Wolf Block presented in detail the terms of the merger agreement, including how certain issues identified at the July 28, 2006 meeting of the board of directors had been resolved. Specifically, the merger agreement presented to the board contained a provision giving ORC’s board the right to terminate the agreement if its fiduciary duties so required, and a provision that provided for a reduced breakup fee in the amount of approximately 5% of the equity value (approximately 3% of enterprise value) of the transaction that was payable in limited situations and an expense reimbursement capped at $1 million and payable in only limited circumstances. In addition, the negotiated merger agreement no longer contained a provision forcing a stockholder vote if the board withdrew its recommendation regarding the transaction, and the number of stockholders subject to a voting agreement was reduced from Parent’s initial demand of all directors and officers to only three of the officers, which voting agreement would terminate upon termination of the merger agreement. As a consequence of such provisions of the revised merger agreement, ORC’s board of directors concluded that a third party would not be precluded from making an offer for the company after the transaction with Parent was announced and prior to the stockholder vote to approve the merger agreement with

Parent. After considering the proposed terms of the merger agreement and voting agreement and the various presentations of its legal and financial advisors, the board of directors unanimously approved and declared advisable the merger agreement and the merger and resolved to recommend that the stockholders vote to approve the merger agreement. Parent’s board also approved the merger agreement and the merger on August 4, 2006, and Mr. Short executed the merger agreement on behalf of ORC thereafter.

Reasons for the Merger; Recommendation of Our Board of Directors

On August 4, 2006, our board of directors, by unanimous vote, adopted resolutions:

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the stockholders of ORC;

•	adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	recommending that the holders of ORC common stock vote for the approval of the merger agreement. See “— Background of the Merger” for additional information on the recommendation of our board of directors.

In evaluating the merger, our board of directors consulted with our management and our legal and financial advisors, and considered the short-term and long-term interests and prospects of ORC and its stockholders. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed supported its determinations:

•	improvements in the financial condition and results of operations of ORC have not been reflected in the common stock price of ORC, and it is uncertain whether the public market would recognize these or future improvements such that ORC’s stock price would provide equal or greater value to ORC’s stockholders than the consideration in the proposed merger transaction;

•	the fact that ORC encountered difficulties in raising capital at an acceptable price in the public market and the likelihood that ORC would continue to encounter such difficulties in the future;

•	the fact that, after the solicitation efforts conducted on behalf of ORC over a four-month period, Parent emerged from six serious potential acquirors as the only entity among those that submitted a bid to acquire ORC at an acceptable premium over its market price;

•	the fact that the merger consideration of $12.00 per share in cash is higher than any closing price of ORC common stock since ORC’s initial public offering in 1993 and represents a premium of over 106% above the closing price of ORC common stock on the day prior to the public announcement of the merger agreement;

•	the fact that the merger consideration to be received by ORC’s stockholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to ORC’s stockholders;

•	Janney’s financial presentation to our board of directors, including its opinion, dated August 4, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement;

•	the terms and conditions of the merger agreement, which the board of directors believed would not preclude a third party from submitting a superior proposal, and the course of negotiations thereof. The board of directors considered in particular:

•	the conditions to the closing of the merger, including the fact that that the obligations of Parent and Merger Sub under the merger agreement are not subject to a financing condition;

•	the structure of the transaction as a merger, requiring approval by ORC’s stockholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

•	ORC’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a superior proposal; and

•	ORC’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a reasonable termination fee to Parent.

•	the fact that the merger is conditioned upon approval of the merger agreement by ORC’s stockholders and that stockholders will be entitled to appraisal rights under Delaware law; and

•	ORC’s relatively small market capitalization and low trading volume when compared to other NASDAQ-listed companies making the liquidity and certainty of value associated with the merger consideration attractive to ORC’s stockholders.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, ORC stockholders will cease to participate in any future earnings growth of ORC or benefit from any future increase in its value; and

•	the possible disruption to ORC’s business that might result from the announcement of the merger and the resulting distraction of the attention of ORC’s management.

In addition, our board of directors was aware of and considered the interests that certain of our directors and executive officers may have in the merger that differ from, or are in addition to, your interests as a stockholder, as described in “—Interests of ORC Directors and Executive Officers in the Merger” below. With respect to Mr. Short’s employment agreement, Parent was asked whether it was willing to assume the obligation to pay Mr. Short the amount he is entitled to receive if he terminates his employment agreement for cause immediately upon completion of the merger without reducing the aggregate merger consideration. Parent was not willing to do so. In weighing the advisability of the merger, our board of directors viewed the existence of the termination obligation payable under Mr. Short’s employment agreement as a negative factor, but in reaching its conclusion as to the advisability of the merger the board gave due consideration to Parent’s unwillingness to assume the liability associated with the termination obligation payable under Mr. Short’s employment agreement without reducing the aggregate merger consideration.

With respect to our directors’ and executive officers’ options to acquire shares of ORC common stock, since all outstanding options to acquire shares of ORC common stock are being treated equally in the merger, the board of directors determined that the amounts directors’ and executive officers’ would receive in connection with the merger for their options neither favored nor detracted from the advisability of the merger.

With respect to severance arrangements of certain of our executive officers, our board of directors had no indication that such executive officers’ employment would be terminated without cause after the completion of the merger. Accordingly, our board of directors determined that the possibility of severance payments to our executive officers neither favored nor detracted from the advisability of the merger.

With respect to continued indemnification and insurance rights in favor of our current and former officers and directors, the draft merger agreement that was distributed by ORC to potential bidders included a provision obligating the purchaser to continue director and officer liability insurance for a period of time after the effective time of the merger. Each potential bidder, including Parent, made changes to the proposed obligation, including a reduction in the amount of time that such insurance must be maintained. However, neither Parent nor any of the other potential bidders indicated any willingness to increase the merger consideration in connection with a modification of that post closing obligation. Accordingly, our board of directors concluded that the continued indemnification and insurance rights did not have an adverse effect on the merger consideration and therefore neither favored nor detracted from the advisability of the merger.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. In view of the wide variety of factors considered by it in evaluating the merger and the complexity of these matters, our board of directors did not find it practicable, and did not attempt, to rank, quantify, analyze or make specific assessments of, or otherwise assign relative weight to the specific factors and interests considered in reaching its determinations. Rather, our board of directors made its judgment based on an analysis of the totality of the information available to it of the overall effect of the merger on ORC stockholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of our board of directors may have given different weight to different factors. Our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of ORC stockholders.

Based on the factors outlined above, our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ORC common stock.

Our board of directors believes that the merger is advisable to, fair to and in the best interests of, holders of ORC common stock. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of ORC’s Financial Advisor

WWC provided financial advice to our board of directors during the course of negotiations with potential acquirors, including Parent. The board of directors concluded that it would be advisable to seek a fairness opinion from an independent investment banking firm that was not involved in the transaction and whose fees were not contingent upon completion of the transaction. The board of directors considered Janney’s familiarity with ORC and Janney’s previously demonstrated ability to communicate clearly with the board of directors and to perform its analysis and deliver materials in a timely manner. On this basis, ORC retained Janney to render an opinion to the board of directors as to the fairness, from a financial point of view, to our stockholders of the consideration to be paid to such stockholders in the proposed merger transaction with Parent. No instructions were provided to and no limitations were imposed by the board of directors upon Janney with respect to the investigation made or the procedures followed by Janney in rendering its opinion.

On August 4, 2006, Janney delivered to the board of directors its written opinion to the effect that, as of that date and based on and subject to the assumptions and limitations set forth therein, the merger consideration to be received by the stockholders of ORC common stock in the merger was fair, from a financial point of view, to such holders.

The full text of Janney’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Janney. The opinion and supporting materials are attached as Appendix B and are incorporated into this proxy statement by reference. The summary of Janney’s opinion set forth below is qualified in its entirety by reference to the full text of its opinion attached as part of Appendix B. ORC’s stockholders are urged to read the opinion carefully in its entirety.

Janney’s opinion is directed to our board of directors and addresses only the fairness, from a financial point of view, to ORC’s stockholders of the consideration to be paid to such stockholders in the merger. Janney’s opinion is based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of its opinion. Janney expressed no opinion as to the underlying valuation, future performance or long-term viability of ORC. Janney’s opinion does not address the relative merits of the merger as compared to other transactions or business strategies that might be available to ORC, nor does it address ORC’s underlying business decision to proceed with the merger. Although subsequent developments may affect the opinion, Janney has no obligation to update or revise its opinion. In addition, Janney expressed no recommendation as to how stockholders of ORC should vote at the stockholders’ meeting to be held in connection with the merger.

Although Janney evaluated the fairness of the consideration from a financial point of view to the holders of ORC common stock, the consideration itself was determined through negotiations between ORC and Parent. Janney did not provide financial advice to our board of directors during the course of these negotiations, and the decision to approve and recommend this transaction was made independently by our board of directors. Janney’s opinion was only one among many factors that our board of directors took into consideration in making its determination to approve and recommend the merger and the merger agreement.

In arriving at its opinion, Janney:

•	reviewed the draft merger agreement dated August 4, 2006;

•	reviewed the historical results of operations for ORC, including annual reports on Form 10-K for the fiscal years ended December 31, 2002, 2003, 2004 and 2005 and certain other filings with the SEC made by ORC, including proxy statements, quarterly reports on Form 10-Q and current reports on Form 8-K, filed in 2006;

•	reviewed certain other publicly available information concerning ORC and the trading market for ORC’s common stock;

•	reviewed certain non-public information relating to ORC, including financial forecasts and projections for ORC, furnished to Janney by or on behalf of ORC;

•	reviewed certain publicly available information, including research reports, concerning certain other companies engaged in businesses that Janney believes to be comparable to ORC and the trading markets for certain of such companies’ securities;

•	reviewed the financial terms of certain recent mergers and acquisitions which Janney believes to be relevant;

•	conducted discussions with certain members of senior management of ORC concerning ORC’s business and operations, assets, present condition and future prospects; and

•	performed such other analyses, examinations and procedures, reviewed such other agreements and documents and considered such other factors, as Janney has deemed in its sole judgment to be necessary, appropriate or relevant to render an opinion.

In connection with its review and arriving at its opinion, with the consent of our board of directors, Janney assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by Janney in arriving at its opinion. With respect to the financial forecasts of ORC provided to or discussed with Janney, Janney assumed, at the direction of management of ORC and without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and judgments of management of ORC as to the future financial performances of ORC. In arriving at its opinion, Janney did not conduct a physical inspection of the properties and facilities of ORC and did not make or obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of ORC. Janney also assumed that the merger will be consummated in accordance with the terms of the merger agreement and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on ORC or on the expected benefits of the merger.

In connection with rendering its opinion to our board of directors, Janney performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Janney in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to ORC or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Janney believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the processes underlying Janney’s analyses and opinion. None of the analyses performed by Janney was assigned greater significance or reliance by Janney than any other. Janney arrived at its ultimate opinion based on the results of all analyses undertaken by it, assessed as a whole. Janney did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The estimates of the future performance of ORC provided by management of ORC or derived from public sources in or underlying Janney’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Janney considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ORC. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The consideration to be received by the stockholders of ORC common stock was determined through negotiation between ORC and Parent and the decision to enter into the merger agreement was made independently by our board of directors. Janney’s opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of our board of directors or management with respect to the transaction or the consideration.

The following is a brief summary of the material financial analyses performed by Janney and reviewed with our board of directors in connection with its opinion relating to the proposed transaction. The financial analyses are consistent with the type of financial analyses Janney would generally undertake in transactions of this type. The financial analyses summarized below include information presented in tabular format. In order to fully understand Janney’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the accompanying full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Janney’s financial analyses.

Historical Premiums Paid Analysis

Using publicly available information, Janney reviewed selected historical stock price premiums paid by acquirors in transactions since August 3, 2005. Janney reviewed 573 transactions where the transaction size was greater than $50 million and less than $100 million and 1,151 transactions where the transaction size was greater than $100 million and less than $500 million. In addition, Janney examined six transactions in which the company being acquired was a publicly held company from the “Analysis of Selected Precedent Transactions.”

This analysis indicated an average and median of premiums to the targets’ closing stock prices prior to the announcement of the applicable transaction as set forth in the following table. The analysis for ORC was performed using the price per share of ORC common stock during the period prior to August 4, 2006, the date of ORC’s public announcement of the merger.

(Deals announced since 8/3/2005)	Number of Transactions	1 Day Premium (%)		1 Week Premium (%)		1 Month Premium (%)
		Average	Median	Average	Median	Average	Median
Opinion Research Corp	1	106.2%	106.2%	106.9%	106.9%	112.4%	112.4%
Deal Value $50mm-$100mm	573	10.0%	3.8%	13.0%	5.7%	18.6%	10.8%
Deal Value $100mm-$500mm	1,151	12.3%	6.5%	14.3%	9.5%	19.1%	12.4%
Listed Comparable Transactions(1)	6	52.0%	28.6%	49.2%	25.4%	87.8%	37.8%

(1)	Premiums paid for publicly traded target companies from “Analysis of Selected Precedent Transactions” below.

Janney noted that the merger consideration of $12.00 per share represents a premium within the range of premiums of the other transactions included in this analysis.

Analysis of Comparable Public Companies

Janney compared selected financial information for ORC with corresponding financial information of selected publicly held companies in the market research and professional consulting industry. Janney selected these companies for comparison because they are companies with operations in certain respects comparable to ORC. These companies included the following:

Comparable Companies

• Arbitron Inc.	• GFK AG	• LECG Corp.
• CRA International Inc.	• Greenfield Online Inc.	• Navigant Consulting, Inc.
• Forrester Research Inc.	• Harris Interactive Inc.	• Taylor Nelson Sofres plc
• FTI Consulting, Inc.	• Jupitermedia Corp.	• Watson Wyatt Worldwide Inc.
• Gartner Inc.

Janney reviewed the total enterprise values of the selected companies as a multiple of earnings per share before interest, taxes, depreciation and amortization, or EBITDA, and earnings per share before interest and taxes, or EBIT, for the latest twelve month (“LTM”) period and estimated calendar years 2006 and 2007. Janney also reviewed the price per share as a multiple of earnings per share for calendar years 2006 and 2007. Financial data for the selected companies were based on publicly available information for the LTM period and composite research analysts’ estimates for fiscal year 2006 and 2007 available as of August 3, 2006. This analysis indicated the following range of multiples for the selected companies as shown below:

Multiple Analysis

	LTM		2006 (estimated)			2007 (estimated)
	EBITDA	EBIT	EBITDA	EBIT	Earnings	EBITDA	Earnings
Low	6.2x	7.3x	6.3x	8.0x	14.3x	5.8x	12.3x
Average	9.9x	13.0x	9.4x	12.1x	20.4x	8.1x	18.5x
Median	9.1x	12.4x	8.6x	10.8x	18.5x	7.4x	15.7x
High	14.9x	19.8x	13.6x	18.3x	31.7x	12.4x	37.1x

Janney then used this multiple range to imply a range of enterprise values and per share values for ORC as follows:

Implied ORC Enterprise Value

	LTM		2006 (estimated)			2007 (estimated)
($ in millions)	EBITDA	EBIT	EBITDA	EBIT	Earnings	EBITDA	Earnings
Low	$93.6	$82.0	$101.1	$98.0	$40.6	$101.8	$48.8
Average	149.5	146.0	150.9	148.2	57.9	142.1	73.4
Median	137.4	139.2	138.0	132.3	52.5	129.8	62.3
High	225.0	222.3	218.3	224.1	90.0	217.6	147.2

Implied ORC Equity Value Per Share

	LTM		2006 (estimated)			2007 (estimated)
	EBITDA	EBIT	EBITDA	EBIT	Earnings	EBITDA	Earnings
Low	$6.03	$4.35	$7.12	$6.66	$5.87	$7.21	$7.06
Average	14.11	13.60	14.31	13.92	8.37	13.05	10.61
Median	12.36	12.63	12.45	11.62	7.59	11.27	9.01
High	25.02	24.64	24.05	24.90	13.01	23.95	21.28

Janney noted that the merger consideration of $12.00 per share was within the range of implied per share equity values of ORC common stock derived by this analysis.

Analysis of Selected Precedent Transactions

Using publicly available information, Janney reviewed the transaction multiples for 51 selected merger and acquisition transactions in the business services industry announced in 2000 through 2006. Janney selected these transactions for comparison because they relate to acquisitions of companies in certain respects comparable to ORC. Of the 51 transactions, 20 had information available on the total transaction value in the selected transactions as multiples of LTM EBITDA and EBIT. These transactions are listed below:

Acquiror  /  Target

Valcon NV  /  VNU NV

FTI Consulting, Inc.  /  Competition Policy Associates, Inc.

Ipsos SA  /  MORI Group

United Business Media plc  /  Light Reading, Inc.

Navigant Consulting, Inc.  /  Kroll Lindquist Avey Co.

Navigant Consulting, Inc.  /  A.W. Hutchison & Associates LLC

FTI Consulting, Inc.  /  Cambio Health Solutions LLC

Greenfield Online Inc.  /  Zing Wireless, Inc.

Harris Interactive Inc.  /  Wirthlin Worldwide

LECG Corp.  /  Silicon Valley Expert Witness Group, Inc.

Charles River Associates Inc.  /  Intecap, Inc.

United Business Media plc  /  Eurisko

Manpower Inc.  /  Right Management Consultants Inc.

FTI Consulting, Inc.  /  KPMG LLP (Dispute Advisory Services)

FTI Consulting, Inc.  /  Lexecon, Inc.

Taylor Nelson Sofres plc  /  NFO WorldGroup Inc.

Forrester Research Inc.  /  Giga Information Group

FTI Consulting, Inc.  /  PricewaterhouseCoopers LLP (Business Recovery Services Division)

Harris Interactive Inc.  /  Total Research Corp.

VNU NV  /  ACNielsen Corp.

For the transactions above, Janney calculated a range of transaction multiples by calculating the enterprise value of each transaction divided by EBITDA and/or EBIT when available. Janney used an adjusted range by excluding the high end of the multiple ranges and the low end of the ranges. The range calculated is shown below:

	LTM EBITDA	LTM EBIT
Adjusted Low	5.7x	3.7x
Adjusted Average	8.1x	10.6x
Median	7.5x	9.3x
Adjusted High	13.5x	19.5x

Janney then used this multiple range to imply a range of enterprise values and per share values for ORC as follows: (The implied per share value referred to below is the price per share indicated by dividing the various values derived by the analysis of enterprise value less debt plus cash of ORC by the applicable number of outstanding shares of common stock.)

Implied ORC Total Enterprise Value

($ in millions)	LTM EBITDA	LTM EBIT
Adjusted Low	$86.1	$41.5
Adjusted Average	122.3	119.0
Median	113.2	104.4
Adjusted High	203.8	218.9

Implied ORC Per Share Value

	LTM EBITDA	LTM EBIT
Adjusted Low	$4.94	NM	(1)
Adjusted Average	10.18	$9.70
Median	8.87	7.59
Adjusted High	21.96	24.15

(1)	Since the resulting implied value per share is negative Janney recorded this per share implied value as not meaningful.

Janney noted that the merger consideration of $12.00 per share was within the range of implied per share equity values of ORC common stock derived by this analysis.

Janney did not include ORC’s 2005 repurchase of interests in ORC held by LLR in its analysis of precedent transactions primarily because Janney did not deem it appropriate to compare a transaction like ORC’s repurchase of LLR’s interests, which involved the repurchase of a minority interest consisting of classes of securities with different rights and preferences, to a transaction like the proposed merger transaction with Parent, which involves the acquisition of the entire company.

Discounted Cash Flow Analysis

Janney performed a discounted cash flow analysis based on the net present values of cash flows of ORC using projections provided by, or approved by, ORC for fiscal years 2007 through 2011. Janney derived the implied reference ranges by applying a range of EBITDA terminal multiples of 7.0x to 9.0x and a range of discount rates of 12.0% to 19.0%. The multiples and discount rates used in the discounted cash flow analyses are those that in the professional judgment of Janney are appropriate for use in connection with companies like ORC. The implied per share value referred to below is the price per share indicated by dividing the various values derived by the analysis of enterprise value less debt plus cash of ORC by the applicable number of outstanding shares of common stock. The following sets forth the ranges of the implied total enterprise values and per share values resulting from the analyses:

Implied ORC Total Enterprise Value

$106.6—$171.3 million

Implied ORC Per Share Value

$7.91—$17.27

Janney noted that the merger consideration of $12.00 per share was within the range of implied per share equity values of ORC common stock derived by this analysis.

Janney summarized its presentation to the board through the use of a chart that is set forth on page B-45 of this proxy statement. The chart demonstrates that the merger consideration of $12.00 per share is within the high and low ranges of the implied per share equity value of ORC common stock derived in connection with each of the analyses they performed.

Miscellaneous

Under the terms of Janney’s engagement, ORC paid Janney fees of (i) $25,000 upon engaging Janney, (ii) $325,000 upon Janney’s delivery of its opinion, and (iii) $75,000 upon filing this proxy statement with the SEC. ORC is also responsible to pay Janney for any updates to its opinion which our board of directors requests subject to certain time constraints or changes in the consideration received by stockholders of ORC; however,

Janney is under no obligation to update its opinion. No portion of Janney’s fee is contingent upon consummation of the merger and no portion of Janney’s fee was tied to the value of the consideration being received by stockholders in the merger. In addition, ORC has agreed to reimburse Janney for its reasonable expenses, including fees and disbursements of counsel, and to indemnify Janney and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. Janney has within the past twenty-four months been engaged by ORC to render fairness opinions to ORC in connection with ORC’s repurchase of LLR’s ownership position in ORC, for which Janney was paid a fee. The LLR transaction is discussed under the heading “The Merger—Background of the Merger” above.

ORC selected Janney to provide a fairness opinion in connection with the merger because Janney is a nationally recognized investment banking firm with substantial experience in similar transactions and is familiar with ORC and its business. Janney is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

In the ordinary course of business, Janney, its successors and affiliates may actively trade the securities of ORC and Parent for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Certain Effects of the Merger

Conversion of Outstanding ORC Common Stock and Cancellation of Stock Options and Warrants

If the merger agreement is approved by ORC’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into ORC, with ORC continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent. Upon the completion of the merger, each issued and outstanding share of ORC common stock, other than shares held by ORC as treasury shares, by Parent or by any of the subsidiaries of Parent and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive the merger consideration. ORC stockholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment equal to the merger consideration. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.

All options to acquire shares of ORC common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each such option holder with options having an exercise price of less than $12.00 will receive a payment equal to the merger consideration minus the option exercise price per share times the number of shares subject to such option.

All warrants to acquire shares of ORC common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each holder of warrants will receive a payment equal to the merger consideration minus the warrant exercise price per share times the number of shares subject to such warrant.

Effect on Ownership Structure of ORC; Beneficial and Detrimental Effects

After the merger, ORC will be a wholly owned subsidiary of Parent. The benefit of the merger to ORC’s stockholders (other than stockholders who validly perfect their appraisal rights under Delaware law) is the right to receive the merger consideration for their shares of ORC common stock. Such stockholders will additionally be able to obtain the merger consideration without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decrease in ORC’s enterprise value. The detriments are that current stockholders will cease to have ownership interests in ORC or rights as stockholders. Therefore, current stockholders will no longer benefit from any increases in ORC’s value, nor will they participate in any earnings or growth of ORC following the merger. Further, the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences.”

A benefit of the merger to Parent is that ORC will be a subsidiary of Parent. Future earnings and growth will be solely for the benefit of Parent and not for the benefit of current stockholders of ORC. Detriments of the merger to Parent include the risk that ORC will decrease in value following the merger and the payment by ORC and Merger Sub of an aggregate of approximately $            million in transaction costs and estimated fees and expenses relating to the merger.

Effect on Listing; Registration and Status of ORC Common Stock

ORC common stock is registered as a class of equity securities under the Securities Exchange Act of 1934 (the “Exchange Act”) and is quoted on NASDAQ under the symbol “ORCI.” As a result of the merger, ORC will be a privately held company, with no public market for its common stock. After the merger, ORC common stock will cease to be traded on NASDAQ, and price quotations with respect to sales of shares of ORC common stock in the public market will no longer be available. In addition, registration of ORC common stock under the Exchange Act will be terminated. This termination and the delisting of ORC’s common stock from NASDAQ will make certain provisions of the Exchange Act no longer applicable to ORC, including the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting; the liability provisions of the Exchange Act; the corporate governance requirements under NASDAQ rules and regulations; and the corporate governance requirements under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of ORC certify the accuracy of ORC’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls. In addition, ORC will no longer be required to file periodic reports with the SEC after the completion of the merger.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in ORC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated in this proxy statement by reference, for risks relating to ORC’s business.

Failure to complete the merger could negatively impact the market price of ORC common stock.

If the merger is not completed for any reason, ORC will be subject to a number of material risks, including:

•	the market price of ORC’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	unless the failure to complete the merger is a result of a breach by Parent or Merger Sub, costs relating to the merger, and, in specified circumstances, termination or expense reimbursement fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of ORC and the potential disruption to its employees and its relationships with customers during the period before the completion of the merger may make it difficult for ORC to regain its financial and market positions if the merger does not occur.

If the merger is not approved by ORC’s stockholders at the special meeting, ORC, Parent and Merger Sub will not be permitted under Delaware law to complete the merger and each of ORC, Parent and Merger Sub will have the right to terminate the merger agreement. Upon such termination and subject to certain conditions, ORC would be required to pay Parent a termination fee. See “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 44 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, under certain circumstances, ORC may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, ORC is restricted from soliciting, engaging in discussions or negotiating with any person or taking any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to the possible acquisition of ORC. As a result of these restrictions, ORC may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Parent. See “Terms of the Merger Agreement — No Solicitation of Competing Proposals” and “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on pages 40 and 44, respectively, of this proxy statement.

Uncertainties associated with the merger may cause ORC to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with ORC. If the merger is not completed, this uncertainty may adversely affect our ability to attract and retain key management and other personnel.

Interests of ORC Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that may be different from, or are in addition to, your interests as a stockholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when it determined to recommend the merger. See “— Background of the Merger” beginning on page 15 of this proxy statement.

Change of Control Provision in our Chief Executive Officer’s Employment Agreement and Related Matters

Mr. Short

Our employment agreement with John F. Short, our Chief Executive Officer, provides that in the event the employment agreement is terminated by us without cause or Mr. Short terminates the employment agreement for “cause” (as defined in the employment agreement), in addition to his compensation through the date of such termination, he is to receive an immediate cash payment equal to two times his annual base compensation, unless such termination occurs within 24 months after a “change in control” (as defined in the employment agreement), in which case Mr. Short will receive an immediate cash payment equal to two and one-half times his annual base compensation. Prior to approving the merger, our board of directors was informed by Mr. Short of his intention to terminate his employment agreement for cause immediately upon completion of the merger and Parent’s agreement that such termination would constitute termination for cause. As part of its deliberations relating to the proposed merger, our board of directors considered Mr. Short’s and Parent’s positions with respect to Mr. Short’s employment agreement. Upon such termination of his employment agreement, Mr. Short will be entitled to a payment by ORC in the amount of $1,217,500, which is two and one-half times his annual base salary.

Severance Arrangements with Other Executive Officers

The employment agreements of the following executive officers provide that if we terminate such executive officer’s employment without cause, he will be entitled to continue to receive his base compensation and medical and life insurance benefits until eleven (11) months after the effective date of such termination: Frank J. Quirk, Douglas L. Cox, Gregory N. Mahnke, Gerard J. Miodus, Richard I. Cornelius and Kevin P. Croke.

Messrs. Short and Quirk are directors of ORC, and both of them voted to approve the merger agreement and the merger.

ORC Stock Options Prior to the Merger

Options to acquire shares of ORC common stock that are outstanding under ORC’s various stock incentive plans immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. All payments made in respect of options will be subject to applicable withholding taxes.

The table below sets forth, as of October 27, 2006, for each of ORC’s directors and executive officers, (a) the number of shares subject to vested options for ORC common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $12.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of unvested options held by such person, (d) the value of such unvested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $12.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested and unvested options held by such person and (f) the aggregate value of all such vested and unvested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $12.00 over the per share exercise price of the option by (ii) the number of shares subject to the option.

	Vested Options		Unvested Options		Totals
Directors and Executive Officers	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
John F. Short	190,000	$913,750	70,000	$428,950	260,000	$1,342,700
Frank J. Quirk	13,333	76,933	31,667	198,367	45,000	275,300
Douglas L. Cox	18,466	115,603	43,334	276,633	61,800	392,236
Richard I. Cornelius	20,416	98,382	20,834	131,033	41,250	229,415
Kevin P. Croke	53,466	224,978	23,334	146,633	76,800	371,611
Gregory N. Mahnke	15,333	85,273	14,167	88,917	29,500	174,190
Gerard J. Miodus	35,000	109,375	17,500	111,800	52,500	221,175
Dale J. Florio	30,000	167,700	5,000	32,150	35,000	199,850
Brian J. Geiger	10,000	57,400	5,000	32,150	15,000	89,550
Stephen A. Greyser	90,000	503,100	10,000	64,300	100,000	567,400
Steven F. Ladin	20,000	114,400	10,000	64,300	30,000	178,700
Robert D. LeBlanc	10,000	55,400	10,000	64,300	20,000	119,700

All directors and executive officers as a group (12 persons)	506,014	2,522,294	260,836	$1,639,533	766,850	4,161,827

Indemnification and Insurance

The merger agreement provides that Parent will, or will cause the surviving corporation to, (i) for six years after the completion of the merger, honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger and (ii) for six years after the completion of the merger, subject to certain conditions, maintain insurance equivalent to ORC’s current officers’ and directors’ liability insurance. See “Terms of the Merger Agreement — Indemnification and Insurance of ORC Directors and Officers” beginning on page 41 of this proxy statement.

Regulatory Matters

U.S. Antitrust Authorities

The HSR Act and the rules and regulations promulgated thereunder requires that Parent and ORC file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on August 30, 2006, and the parties received notice of early termination of the waiting period under the HSR Act on September 12, 2006.

Notwithstanding the early termination of the waiting period under the HSR Act, at any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Other than the filing described above, we are not aware of any regulatory approvals to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by the ORC stockholders, conditions may be placed on the merger that could cause us to abandon it.

Legal Proceedings

On December 2, 2004, several persons who purported to be stockholders of ORC filed a derivative complaint against ORC and its directors in the Chancery Court of the State of Delaware challenging the decision to repurchase certain interests in ORC held by LLR. The plaintiffs alleged, among other things, that the purchase price ORC intended to pay for certain of the interests held by LLR would constitute a waste of corporate assets. The complaint further alleged that, in approving a public offering of common stock and the repurchase of the interests held by LLR, the directors did not act on ORC’s behalf or on behalf of its stockholders but, rather, breached their fiduciary duties of good faith and loyalty to ORC and its stockholders. Finally, the complaint stated that Janney, ORC’s independent valuation firm, materially overvalued the LLR interests in its opinion to ORC’s board of directors that ORC’s repurchase of the LLR interests was fair, from a financial point of view, to the stockholders of ORC other than LLR. The complaint, however, did not assert any legal claims against Janney.

Thereafter, ORC and LLR modified the terms on which the repurchase would be completed, ORC issued senior subordinated notes to finance the repurchase and, in July of 2005, ORC repurchased from LLR the following securities and rights for an aggregate price of $20 million:

•	1,176,458 shares of ORC’s common stock;

•	10 shares of ORC’s Series B Preferred Stock, par value $.01 per share, representing all of the authorized, issued and outstanding shares of the Series B Preferred Stock;

•	warrants to purchase 740,500 shares of ORC common stock at an exercise price of $12.00 per share;

•	anti-dilution warrants to purchase shares of ORC common stock at an exercise price of $0.01 per share;

•	rights to exchange up to 1,176,458 shares of ORC common stock held by LLR for shares of ORC’s Series C Preferred Stock, par value $0.01 per share, on a two-for-one basis; and

•	certain other rights held by LLR pursuant to its agreements with ORC dated September 1, 2000.

The plaintiffs then amended their complaint to challenge the repurchase as completed and again alleged that ORC paid too much for the LLR interests, that the directors breached their duties of good faith and loyalty in approving the repurchase on the modified terms and that Janney overvalued the LLR interests when it opined that the repurchase of the LLR interests was fair, from a financial point of view, to the stockholders of ORC other than LLR.

The defendants moved to dismiss plaintiffs’ amended complaint arguing, among other things, that it failed to state a claim for relief. At the conclusion of oral argument on May 1, 2006, the Court granted in part and denied in part defendants’ motion to dismiss. Copies of the plaintiffs’ amended complaint, the transcript of the oral argument on the motion to dismiss and the Order subsequently entered by the Court have been filed by ORC on October 6, 2006 with the SEC on a Current Report on Form 8-K, and are incorporated in this proxy statement by reference.

Although the Court did not dismiss plaintiffs’ amended complaint in full, the board of directors believes plaintiffs’ allegations lack merit and intends to vigorously defend the actions challenged in the amended complaint. Because the lawsuit is a derivative action, if successful it could result in the defendants owing damages to ORC. However, since the board of directors believes the complaint is meritless, it did not attribute any value to the lawsuit in its deliberations in connection with the approval of the merger agreement.

If the merger is consummated, plaintiffs may lose standing to pursue the claims raised in the lawsuit. There is no agreement between ORC, the board of directors and/or Parent as to whether or not Parent will pursue these claims after the effective date of the merger.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of ORC common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of ORC common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of ORC common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt entities, S corporations, holders that are “partnerships” under the Code, dealers in securities, holders who hold their ORC common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired ORC common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of ORC common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of ORC common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

Each holder of ORC common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be taxable to stockholders for U.S. federal income tax purposes. A holder of ORC common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ORC common stock surrendered. Any such gain or loss generally will be capital gain or loss if the ORC common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the ORC common stock for more than one year prior to the effective time of the merger. If the holder has held the ORC common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of ORC common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of ORC common stock should complete, sign and return to the exchange agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the exchange agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of ORC common stock. See “Terms of the Merger Agreement — Payment for ORC Common Stock in the Merger” beginning on page 36 of this proxy statement.

Appraisal Rights

The discussion below is merely a summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached to this proxy statement as Appendix C. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of ORC common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of ORC common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of the material provisions of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of ORC common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder must file a written demand for appraisal of shares with ORC before the special meeting on             , 2006. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the approval of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the approval of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A person having a beneficial interest in ORC common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver such stockholder’s written demand to Opinion Research Corporation at our address at 600 College Road East, Suite 4100, Princeton, New Jersey 08540, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of such stockholder’s ORC common stock. Within ten (10) days after the completion of the merger, we must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the completion of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. ORC, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten (10) days after the stockholders’ request is received by ORC or within ten (10) days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the completion of the merger (but not thereafter), either ORC or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the ORC shares of stockholders entitled to appraisal rights. ORC has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon ORC, which must, within twenty (20) days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by ORC. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value, which amounts shall be payable to such stockholders.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.

At any time within sixty (60) days after the completion of the merger, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such stockholder’s demand for appraisal and receive payment for such stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any ORC stockholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

TERMS OF THE MERGER AGREEMENT

The following describes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified by reference to the complete merger agreement, which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The representations and warranties contained in the merger agreement may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.

General; the Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into ORC and the separate corporate existence of Merger Sub will end. ORC will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger, wholly owned by Parent. The certificate of incorporation and bylaws of ORC, as the surviving corporation, will be amended and restated in their entirety at the effective time of the merger to read as the certificate of incorporation and bylaws of Merger Sub.

The directors of Merger Sub will, from and after the completion of the merger, be the initial directors of ORC, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of ORC immediately prior to the completion of the merger will, from and after the completion of the merger, be the initial officers of ORC, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

When the Merger Becomes Effective

If stockholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in                     . Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined. ORC will file a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing). The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and Warrants

The merger agreement provides that, at the effective time of the merger:

•	each share of ORC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of ORC common stock owned by ORC as treasury shares, shares of ORC common stock owned by Parent or any of its subsidiaries, and shares held by stockholders who validly perfect their appraisal rights under Delaware law) will be converted into the right to receive $12.00 in cash;

•	each share of ORC common stock owned by ORC as a treasury share will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ORC common stock owned by Parent or any of its subsidiaries will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it; and

•	each share of Merger Sub common stock will be converted into and become one share of common stock of ORC, as the surviving corporation.

Options granted to any current or former employee, consultant or director of ORC to acquire ORC common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled in exchange for a single lump sum cash payment equal to the product of:

•	the number of shares of ORC common stock subject to such options; and

•	the excess, if any, of the merger consideration over the exercise price per share of such options.

Warrants granted to acquire ORC common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled in exchange for a single lump sum cash payment equal to the product of:

•	the number of shares of ORC common stock subject to such warrants; and

•	the excess, if any, of the merger consideration over the exercise price per share of such warrants.

The above payments will be subject to applicable withholding taxes.

Payment for ORC Common Stock in the Merger

At the effective time of the merger, Parent will deposit with Wells Fargo Bank N.A., as exchange agent, in trust for the benefit of the holders of ORC common stock, sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of ORC or its transfer agent of certificates representing ORC common stock and, if any certificates are presented to ORC for transfer, they will be canceled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of ORC.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of ORC common stock a letter of transmittal and instructions for use in effecting the surrender of their ORC common stock certificates in exchange for the merger consideration. You should not send in your ORC common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by ORC (as the surviving corporation), post a bond in a reasonable amount as ORC directs as indemnity against any claim that may be made against ORC with respect to such certificate.

The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates to the exchange agent and provided to the exchange agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be canceled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. ORC, Parent or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If payment is to be made to a person other than the person in whose name the ORC common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

Any portion of the payment fund, and interest received with respect thereto, held by the exchange agent that remains undistributed to our stockholders two years after the effective time of the merger will, except as otherwise required by applicable law, be delivered to Parent, and any stockholders who have not properly surrendered their stock certificates will thereafter look to Parent for payment of the merger consideration, without interest thereon. None of ORC, the exchange agent, Parent or Merger Sub will be liable to any stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Representations and Warranties

ORC has made certain customary representations and warranties in the merger agreement to Parent and Merger Sub, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	capitalization;

•	subsidiaries;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	required stockholder vote;

•	absence of certain changes;

•	accuracy of our financial statements and the absence of undisclosed liabilities;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	disclosure controls and procedures and internal controls over financial reporting;

•	information supplied for use in this proxy statement;

•	absence of a breach of our certificate of incorporation, bylaws, contracts or any laws as a result of the merger;

•	litigation and compliance with laws;

•	real estate and other assets;

•	employee benefit plans;

•	intellectual property;

•	certain agreements;

•	taxes;

•	inapplicability of anti-takeover statutes;

•	broker and other fees;

•	the opinion of our financial advisor;

•	insurance;

•	transactions with insiders and affiliates; and

•	environmental matters.

Certain aspects of the representations and warranties of ORC are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on ORC means any adverse change in the financial condition, assets, liabilities, business or results of operations of ORC and its subsidiaries that is material to ORC and its subsidiaries taken as a whole, or that will have a material adverse effect on ORC’s ability to perform its obligations under the merger agreement or prevent or prohibit ORC from consummating the merger. Notwithstanding the foregoing, to the extent any change relates to any of the following, it will not be taken into account in determining whether there has been a “material adverse effect” on ORC:

•	public or industry knowledge relating to the transactions contemplated by the merger agreement (including, without limitation, actions or inactions of employees, customers or vendors); or

•	changes in general economic or regulatory conditions affecting at any time ORC or any of its subsidiaries or economic conditions in the industry or industries in which ORC and its subsidiaries operate, which changes do not affect ORC and its subsidiaries, taken as a whole, disproportionately.

Each of Parent and Merger Sub has made certain representations and warranties in the merger agreement to ORC, including as to:

•	corporate existence and power and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of their respective charters, bylaws, contracts or any laws as a result of the merger;

•	information supplied for use in this proxy statement;

•	brokers; and

•	financing.

Certain aspects of the representations and warranties of Parent and Merger Sub are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Parent and Merger Sub means any adverse change in the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or that adversely affects or impairs the ability of Parent or Merger Sub to perform their respective obligations under the merger agreement.

The representations and warranties of each of the parties contained in the merger agreement will expire once the merger becomes effective.

Agreements Relating to ORC’s Interim Operations

ORC has agreed that, until the completion of the merger, ORC and its subsidiaries will conduct their operations according to their ordinary and usual course of business, substantially consistent with past practice and will use commercially reasonable best efforts to maintain and preserve their business organizations and their material rights and to retain the services of their officers and key employees and maintain their current relationships with customers, suppliers, lessors, lessees, licensors and licensees, to the end that their goodwill and ongoing business will not be impaired in any material respect.

In addition, ORC has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of Parent:

•

issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of ORC, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than such issuance of shares of ORC common stock pursuant to the exercise of options or warrants, or, under certain circumstances, the rights, or, under certain circumstances, Series A Junior Participating Preferred Shares pursuant to the exercise of the rights, in each case outstanding on the date of the merger agreement, or (ii) any other securities in respect of, in lieu of or in substitution for, shares of capital stock of ORC outstanding on the date of the merger agreement;

•	make, declare or pay any dividend or distribution on, or, directly or indirectly, purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of capital stock of ORC;

•	adjust, split, combine or reclassify capital stock of ORC;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, or registration of capital stock of ORC;

•	directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, assign its right to occupy, or otherwise dispose of any property or assets of ORC or its subsidiaries, other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions (i) in the ordinary course of business or (ii) that, individually or in the aggregate, are immaterial;

•	acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any entity or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of inventory and other assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity (except for endorsement for deposit or collection of checks and negotiable instruments in the ordinary course of business), other than pursuant to agreements currently in place;

•	create any subsidiaries;

•	(i) enter into, adopt or amend any employment, consulting, deferred compensation, severance, change of control, retirement or other similar agreement, or any incentive plan, severance plan, bonus plan, stock, stock option or similar plan, or any other employee benefit plan, program or policy for the benefit of any current or former employee, officer, director or consultant of ORC or any of its subsidiaries, (ii) terminate any employment agreement that provides for severance payments to the employee of eleven (11) months or more, (iii) except in the ordinary course of business, consistent with past practice, increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of ORC or any of its subsidiaries (including any such increase pursuant to any employee benefit plan) or pay any amounts under such arrangements (including severance arrangements) not otherwise due, (iv) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, or (v) provide any funding for any rabbi trust or similar arrangement except as required by existing deferred compensation plans;

•	change any material method or principle of tax or financial accounting, except to the extent required by applicable laws or United States generally accepted accounting principles, as advised by ORC’s regular independent accountants;

•	except in the ordinary course of business consistent with past practice, settle any pending litigation, whether now pending or made or brought after the date of the merger agreement; provided, however, that Parent’s consent will not be unreasonably withheld;

•	make, revoke or amend any material tax election, enter into any closing agreement, surrender any claim for a refund of taxes, settle or compromise any claim or assessment with respect to a material amount of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes or, without consulting prior thereto with Parent, file or amend any material tax returns; provided, however, that such consent by Parent will not be unreasonably withheld or delayed; and, provided, further, that ORC will have right to take any of the actions set forth in this bullet point if required by applicable law;

•	propose or adopt any amendments to our certificate of incorporation or bylaws or similar governing documents; or

•	agree in writing or otherwise to take any of the foregoing actions or any action that would result in a breach of the merger agreement by ORC or prevent or impair the consummation of the merger.

No Solicitation of Competing Proposals

The merger agreement provides that, until the completion of the merger or the termination of the merger agreement, ORC will not, and will use its reasonable best efforts to not permit any of its officers, directors, employees, investment bankers, counsel, auditors, consultants and other agents, affiliates or advisors to, directly or indirectly:

•	solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by ORC or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to the possible acquisition of ORC (whether by way of merger, consolidation, acquisition of stock or assets or otherwise), or the possible acquisition of more than 15% of the voting power of all outstanding shares of capital stock of ORC, or any material portion of the assets of ORC (an “alternative acquisition”);

•	provide information with respect to ORC to any person, other than Parent, relating to a possible alternative acquisition by any person, other than Parent;

•	enter into an agreement with any person, other than Parent, providing for a possible alternative acquisition;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ORC or any of its subsidiaries;

•	make or authorize any recommendation or solicitation in support of any possible alternative acquisition by any person, other than by Parent;

However, prior to the approval of the merger agreement by ORC’s stockholders, to the extent required by the fiduciary obligations of the board of directors, as determined in good faith by a majority of the directors after consultation with outside counsel, in response to a bona fide written proposal for an alternative acquisition that was made by a person whom the board of directors determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a “superior proposal” (as such term is defined below), that was not solicited by ORC and that did not otherwise result from a breach of the actions prohibited under the foregoing bullet points, ORC may:

•	furnish information with respect to ORC to the person or group making such alternative acquisition proposal and its representatives pursuant to a confidentiality agreement with terms relating to confidentiality no less favorable than the confidentiality agreement entered into between ORC and Parent; and

•	participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such alternative acquisition proposal.

The merger agreement provides that neither our board of directors nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors or any such committee of the merger agreement or the merger, and approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any alternative acquisition proposal or approve or recommend, or propose to approve or recommend, any alternative acquisition proposal. However, if, prior to the approval of the merger agreement by ORC’s stockholders, our board of directors receives a superior proposal and a majority of the directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the board of directors may withdraw its approval or recommendation of the merger and the merger agreement and, in connection therewith, approve or recommend such superior proposal; provided, however, that ORC is required to send Parent written notice of the Board’s intent to withdraw its approval or recommendation of the merger agreement and the merger or to approve or recommend a superior proposal at least 24 hours prior to effecting such a change in recommendation.

The merger agreement further requires ORC to promptly (and in any event within 24 hours) advise Parent orally, and thereafter advise Parent in writing, of any such alternative acquisition proposal or any inquiry with respect to or that could lead to any alternative acquisition proposal, the identity of the person or group making any such alternative acquisition proposal or inquiry and the material terms of any such alternative acquisition proposal or inquiry, and such information as is reasonably necessary to keep Parent reasonably informed with respect to any current developments regarding any such alternative acquisition proposal.

For purposes of the merger agreement, the term “superior proposal” means any unsolicited bona fide proposal made by a third party to acquire all or substantially all the equity securities of ORC or all or substantially all of the assets of ORC, or other transaction involving a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a joint venture, in each such case involving a substantial portion of the assets or equity securities of ORC:

•	on terms that a majority of the directors of ORC determines in its good faith judgment after consultation with an independent financial adviser to represent superior value for the holders of shares of ORC common stock than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Parent to amend the terms of the merger agreement); and

•	that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Special Meeting of ORC Stockholders; Recommendation of Our Board of Directors

The merger agreement provides that ORC will duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable for the purpose of considering and taking action upon the merger agreement. The merger agreement further provides that, except in certain circumstances, our board of directors must recommend approval of the merger agreement by ORC’s stockholders.

Indemnification and Insurance of ORC Directors and Officers

The merger agreement provides that:

•	all rights to indemnification existing in favor, and all limitations on the personal liability of, each present and former director, officer, employee or agent of ORC or any of its subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of ORC or any of its subsidiaries, and each person who is or was then serving in any such capacity (or any person who is or was then serving any other corporation or entity in any such capacity at the request of ORC) provided for in ORC’s certificate of incorporation or bylaws or similar organizational documents of any subsidiary as in effect on the date of the merger agreement with respect to matters occurring prior to the merger will survive the merger and will continue in full force and effect for a period of not less than six years from the completion of the merger; provided, however, that all rights to indemnification in respect of any claim for indemnification for losses, damages or liabilities of any kind or nature incurred that is asserted or made within such period will continue until the final disposition of such claim; and

•

for a period of six years after the completion of the merger, Parent and Merger Sub will cause to be maintained in effect, with a nationally recognized carrier, directors’ and officers’ liability insurance covering each indemnified party who was covered by ORC’s directors’ and officers’ liability insurance on the date of the merger agreement with respect to claims arising from facts or events that occurred at or prior to the completion of the merger, which insurance will be no less favorable than such insurance maintained in effect by ORC on the date of the merger agreement in terms of coverage and amounts, or, if such insurance coverage is not available, the best available coverage; provided, however, that Merger

Sub will not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the completion of the merger, but in such case shall purchase as much coverage as possible for such amount. Alternatively, ORC may elect that Merger Sub satisfy Parent’s obligation under the merger agreement by purchasing a “tail” policy under ORC’s current directors’ and officers’ insurance policy, with an effective term of six years, covering those persons covered by ORC’s directors’ and officers’ insurance policy on the date of the merger agreement.

Employee Matters

The merger agreement provides that for at least the first 12 months following the completion of the merger, Parent will, or will cause Merger Sub and its subsidiaries to, continue to maintain the employee benefit plans for employees and former employees of ORC and its subsidiaries that are in effect immediately prior to the completion of the merger, or other plans that, in the aggregate, provide benefits to such employees that are not less favorable in the aggregate than the benefits currently in effect with respect to such employees.

Other Agreements

The merger agreement provides that:

•	upon reasonable advance notice and subject to certain limitations, ORC must:

•	give Parent, Merger Sub and their respective counsel, accountants, investment bankers and other authorized representatives, reasonable access during normal business hours to ORC’s offices, books and records; and

•	furnish to the representatives of Parent and Merger Sub any financial and operating data and other information relating to ORC and its operations as they may reasonably request.

•	upon the terms and subject to the conditions of the merger agreement, ORC, Parent and Merger Sub will each use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the merger;

•	ORC will, and each of Parent and Merger Sub will, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission forms required under the HSR Act, which filings were made on August 30, 2006. The parties received notice of early termination of the waiting period under the HSR Act on September 12, 2006;

•	ORC and Parent will consult with each other before issuing any press release or otherwise making any public statements with respect to the merger and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchanges, NASDAQ or the National Association of Securities Dealers, Inc.;

•	ORC will promptly notify Parent and Merger Sub of:

•	the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect at or prior to the completion of the merger;

•	any material failure of ORC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by ORC under the merger agreement;

•	any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by the merger agreement; or

•	any material adverse effect.

•	ORC and Parent will promptly advise the other of any change or event, including any complaint, investigation or hearing by any governmental entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or that, insofar as can be reasonably foreseen, would be reasonably likely to have, a material adverse effect.

The merger agreement contains certain other covenants, including a covenant relating to the delisting of ORC’s common stock from NASDAQ.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of ORC, Parent and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of ORC common stock outstanding on the record date;

•	the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, and any other approvals of governmental agencies required to consummate the transactions contemplated by the merger agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The parties received notice of early termination of the waiting period under the HSR Act on September 12, 2006;

•	the absence of any statute, rule or regulation that prohibits the consummation of the merger or, with respect to Parent, that would limit ownership or operation of any material portion of the business or assets of ORC by Parent or the surviving corporation after the merger;

•	the absence of any order or injunction of a United States Federal or state court in effect precluding consummation of the merger; and

•	the absence of any written notice from any governmental entity indicating an intent to restrain, prevent, materially delay or restructure the merger.

Additional Closing Conditions for ORC

ORC’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

•	Parent shall have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

•	ORC shall have received a certificate signed by an executive officer of Parent to the effect that the conditions described in the two prior bullet points have been satisfied or waived.

Additional Closing Conditions for Parent and Merger Sub

Parent’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•

the representations and warranties of ORC that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of ORC that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

•	ORC shall have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

•	Parent shall have received a certificate signed by an executive officer of ORC to the effect that the conditions described in the two prior bullet points have been satisfied or waived.

There is no financing condition to Parent’s and Merger Sub’s obligations to complete the merger. As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law. Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to stockholder approval, termination or expiration of the waiting period under the HSR Act and prohibition or preclusion of the merger by a governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Parent and ORC may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual consent. Either Parent or ORC may also terminate the merger agreement at any time if:

•	the merger has not occurred on or before January 15, 2007 (but no party may terminate the merger agreement on this basis if its failure to fulfill any obligation, or other breach, under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before January 15, 2007) or approval of the stockholders of ORC has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

•	any governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable;

•	our board of directors fails to recommend approval of the merger agreement by the stockholders of ORC or withdraws or amends or modifies in a manner adverse to Parent and Merger Sub its recommendation or approval in respect of the merger agreement or the merger;

•	our board of directors makes any recommendation with respect to an alternative acquisition other than a recommendation to reject such alternative acquisition; or

•	the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition to the merger and which has not been cured, or is not capable of being cured, within 30 days following receipt by the breaching party of written notice of such breach or by January 15, 2007, whichever is sooner.

Circumstances Under Which Parent May Terminate the Merger Agreement

Parent may also terminate the merger agreement at any time, if there is a breach by ORC of the covenants or obligations contained in the merger agreement related to the non-solicitation of alternative acquisition proposals.

Effects of Terminating the Merger Agreement

In the event that the merger agreement is terminated:

•

by ORC or Parent as a result of our board of directors failing to recommend approval of the merger agreement by the stockholders of ORC or withdrawing or amending or modifying in a manner adverse to Parent and Merger Sub its recommendation or approval in respect of the merger agreement or the merger and if, concurrently or within 12 months of the date of termination, ORC enters into a written letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to an alternative acquisition, ORC will pay to Parent a termination fee of Four Million Dollars ($4,000,000) (the “termination fee”);

•	(A) by ORC or Parent as a result of a failure, subject to certain conditions, to consummate the merger on or before January 15, 2007 or a failure to obtain the required vote at a duly held meeting of the ORC stockholders or (B) by Parent as a result of a breach by ORC of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition to the merger and which has not been cured, or is not capable of being cured, within 30 days following receipt by ORC of written notice of such breach or by January 15, 2007, whichever is sooner, and in either such case (i.e., clause (A) or clause (B)) an alternative acquisition proposal has been made prior to the date of termination and such alternative acquisition proposal has not been withdrawn, then if, concurrently or within 12 months of the date of termination, ORC enters into a written letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such alternative acquisition proposal, ORC will pay to Parent an amount equal to the termination fee;

•	by ORC or Parent as a result of our board of directors making any recommendation with respect to an alternative acquisition other than a recommendation to reject such alternative acquisition or by Parent as a result of a breach by ORC of the covenants or obligations contained in the merger agreement related to the non-solicitation of alternative acquisition proposals, then ORC will pay to Parent an amount equal to the termination fee;

•	(A) by ORC or Parent as a result of our board of directors failing to recommend approval of the merger agreement by the stockholders of ORC or withdrawing or amending or modifying in a manner adverse to Parent and Merger Sub its recommendation or approval in respect of the merger agreement or the merger or (B) by Parent as a result of a breach by ORC of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition to the merger and which has not been cured, or is not capable of being cured, within 30 days following receipt by ORC of written notice of such breach or by January 15, 2007, whichever is sooner, and in either such case (i.e., clause (A) or clause (B)) an alternative acquisition proposal has not been made prior to the date of termination or has been made and withdrawn prior to the date of termination, then ORC will pay to Parent an amount up to One Million Dollars ($1,000,000) to reimburse Parent for all reasonable documented out-of-pocket expenses and fees incurred by Parent in connection with the merger agreement and the transactions contemplated thereby; or

•	by ORC as a result of a breach by Parent of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition to the merger and which has not been cured, or is not capable of being cured, within 30 days following receipt by Parent of written notice of such breach or by January 15, 2007, whichever is sooner, Parent will pay to ORC an amount up to Five Hundred Thousand Dollars ($500,000) to reimburse ORC for all reasonable documented out-of-pocket expenses and fees incurred by ORC in connection with the merger agreement and the transactions contemplated thereby.

Fees and Expenses

Except as otherwise described under “— Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses; provided, however, that Parent will bear all costs and expenses of any experts or consultants that may be engaged jointly by the parties in connection with any regulatory matters relating to the consummation of the transactions contemplated by the merger agreement.

Modification or Amendment of the Merger Agreement

Any provision of the merger agreement may be amended, modified or waived by ORC, Parent or Merger Sub, acting through their respective boards of directors, prior to the completion of the merger. After the approval of the merger agreement by ORC’s stockholders, no amendment will be made that decreases the merger consideration or otherwise adversely affects ORC’s stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

TERMS OF THE VOTING AGREEMENT

Concurrently with the execution of the merger agreement, John F. Short, Douglas L. Cox and Kevin P. Croke, all of whom are executive officers of ORC, in their capacities as stockholders of ORC, entered into a voting agreement with Parent and Merger Sub pursuant to which Messrs. Short, Cox and Croke have agreed to vote their shares of ORC common stock in favor of approval of the merger agreement. At the time of signing of the voting agreement, the outstanding shares of ORC common stock held by these stockholders represented approximately 7.4% of ORC’s outstanding shares. In the event that the merger agreement is terminated, the voting agreement will terminate as well.

AMENDMENT OF RIGHTS AGREEMENT

Concurrently with the execution of the merger agreement and the voting agreement, ORC entered into Amendment No. 3 to its Rights Agreement with StockTrans Inc., as rights agent, dated September 13, 1996 and previously amended on August 8, 1998 and September 1, 2001. The amendment rendered the rights agreement inapplicable to the voting agreement, the merger agreement and the transactions contemplated by the merger agreement.

On September 26, 2006, the board of directors approved the execution of a new rights agreement with StockTrans, Inc., as rights agent, that replaced, effective as of the close of business on October 3, 2006, ORC’s then existing rights agreement, which had been in place since 1996. The rights issued under that rights agreement expired on October 3, 2006. The new rights agreement is substantially similar to the prior rights agreement except that the rights distributed in accordance with the new rights agreement will expire on October 3, 2007, unless stockholders of ORC holding at least a majority of the then outstanding shares of common stock approve an extension. The new rights agreement is also inapplicable to the voting agreement, the merger agreement and the transactions contemplated by the merger agreement. The new rights agreement was filed by ORC on September 29, 2006 with the SEC on a Current Report on Form 8-K and is incorporated in this proxy statement by reference.

FINANCING

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger (including payment of the merger consideration to ORC stockholders and payment in consideration of the cancellation of warrants and options to holders of warrants and options to purchase ORC common stock) will be approximately $             million, which is expected to be funded by cash and borrowings under Parent’s existing lines of credit. The foregoing estimate assumes that all outstanding warrants and options are cashed out in the merger, rather than exercised prior to the consummation of the merger by the holders thereof, and does not take into account the results of the exercise by stockholders of appraisal rights under Delaware law, which may result in their receipt of consideration less than, more than or equal to the merger consideration which would have been payable to them under the terms of the merger agreement. The consummation of the merger is not conditioned on Parent obtaining financing.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than as set forth in this proxy statement, during the past two years, none of ORC, Parent and Merger Sub and their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with ORC or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of ORC’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of ORC that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000. Except as described under “The Merger — Background of the Merger” beginning on page 15 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of ORC’s securities, election of ORC’s directors or sale or other transfer of a material amount of ORC’s assets (i) between ORC or any of its affiliates, on the one hand, and ORC, Parent and Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of ORC or (iii) between ORC and its affiliates, on the one hand, and any person not affiliated with ORC who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on NASDAQ under the symbol “ORCI.” As of October 27, 2006, there were 5,503,047 shares of common stock outstanding, held by approximately 104 stockholders of record.

The table below sets forth the high and low prices for our common stock for each of the four quarters of 2004, 2005 and the first three quarters of 2006:

	High	Low
2004
First Quarter	$6.70	$5.71
Second Quarter	$8.55	$6.00
Third Quarter	$7.09	$5.71
Fourth Quarter	$6.75	$5.75

2005
First Quarter	$7.66	$6.35
Second Quarter	$7.97	$6.26
Third Quarter	$9.13	$5.91
Fourth Quarter	$6.85	$5.46

2006
First Quarter	$6.30	$5.27
Second Quarter	$6.70	$5.00
Third Quarter	$11.66	$5.14
Fourth Quarter (through October 26)	$11.66	$11.52

On August 3, 2006, the trading day before ORC publicly announced the execution of the merger agreement, the high and low sale prices for ORC common stock as reported on NASDAQ were $5.95 and $5.77 per share, respectively, and the closing sale price on that date was $5.82. On                     , 2006, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for ORC common stock as reported on NASDAQ were $             and $             per share, respectively, and the closing sale price on that date was $            .

Stockholders should obtain a current market quotation for ORC common stock before making any decision with respect to the merger.

ORC has not paid any dividends on our common stock during the years ended December 31, 2003, 2004 and 2005. Our credit facilities prohibit us from paying cash dividends to holders of our common stock. In addition, under the merger agreement, ORC has agreed not to pay any cash dividends on its common stock before the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information regarding the holdings of each stockholder who was known to us to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the common stock at the close of business on October 27, 2006. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

	Common Stock
Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
infoUSA Inc.(1)	1,064,821	19.35
Spirit Acquisition, Inc. 5711 South 86th Circle Omaha, NE 68127

Boston Partners Asset Management LLC (2)	477,170	8.67
28 State Street, 20th Floor Boston, MA 02109-1703

John F. Short (3)(4)(5)(6)	478,481	8.30
600 College Road East, Suite 4100 Princeton, NJ 08540

Allied Capital Corporation (7)	437,029	7.36
1919 Pennsylvania Avenue NW Washington, DC 20006-3434

Loeb Partners Corporation (8)	414,623	7.53
Loeb Arbitrage Fund Loeb Offshore Fund Ltd. Loeb Marathon Fund LP Loeb Marathon Offshore Fund Ltd. 61 Broadway New York, NY, 10006

(1)	Based solely on Schedule 13D filed with the SEC on August 15, 2006. In such filing, Parent reported sole voting and dispositive power with respect to 259,845 shares of common stock and shared voting and dispositive power with respect to 804,976 shares of common stock; and Merger Sub reported shared voting and dispositive power with respect to 804,976 shares of common stock. Parent and Merger Sub have shared voting and dispositive power with respect to 804,976 shares of common stock as result of the voting agreement they entered into on August 4, 2006 with Messrs. Short (beneficial owner of 454,980 shares of common stock), Cox (beneficial owner of 186,721 shares of common stock) and Croke (beneficial owner of 163,275 shares of common stock). Of these, 398,600 shares are shares subject to outstanding stock options, which, even if exercised, would not be entitled to vote at the special meeting because such exercise would occur after the record date. Parent has advised ORC that it presently intends to vote the 259,845 shares of common stock for which it has sole voting and dispositive power in favor of approval of the merger agreement. In addition, such filing disclosed that, at such date, Vinod Gupta, Parent’s Chief Executive Officer, beneficially owned 33,000 shares of ORC common stock, representing less than 1.0% of outstanding shares of common stock.
(2)	Based solely on the Schedule 13G filed with the SEC on February 14, 2006.
(3)	Does not include 49,896 shares of common stock held in trusts for the benefit of the children of Mr. Short. Mr. Short disclaims beneficial ownership of these shares.

(4)	Includes 43,500 shares of common stock held by Mr. Short as co-trustee of our company’s Retirement Plan, over which Mr. Short has sole voting power.
(5)	Includes 260,000 shares of common stock subject to options exercisable upon completion of the merger beneficially owned by Mr. Short.
(6)	Includes 28,794 shares held in the company’s deferred compensation plan for the benefit of Mr. Short.
(7)	Includes 437,029 shares of common stock underlying exercisable warrants held by Allied Capital Corporation.
(8)	Based solely on the Schedule 13D filed with the SEC on October 23, 2006. In such filing, Loeb Partners Corporation reported sole voting and dispositive power with respect to 13,059 shares of common stock; Loeb Arbitrage Fund reported sole voting and dispositive power with respect to 305,404 shares of common stock; Loeb Offshore Fund Ltd. reported sole voting and dispositive power with respect to 61,160 shares of common stock; Loeb Marathon Fund LP reported sole voting and dispositive power with respect to 20,517 shares of common stock; and Loeb Marathon Offshore Fund Ltd. reported sole and dispositive power with respect to 14,483 shares of common stock.

Security Ownership of Management

The following table sets forth certain information regarding the common stock beneficially owned by each director of our company, by our company’s Chief Executive Officer, and each of our company’s four other most highly compensated executive officers in 2005, and by all directors and executive officers of our company as a group, at the close of business on October 27, 2006. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class
John F. Short (1)(2)(3)(4)	478,481	8.30
Douglas L. Cox (1)(4)	186,721	3.36
Frank J. Quirk (1)	68,863	1.24
Gregory N. Mahnke (1)	63,966	1.16
Gerard J. Miodus (1)(4)	56,892	1.02
Stephen A. Greyser (1)	123,283	2.20
Dale J. Florio (1)	44,110	*
Brian J. Geiger (1)	22,099	*
Steven F. Ladin (1)	36,147	*
Robert D. LeBlanc (1)	30,000	*
All Directors and Executive Officers as a Group (12 persons) (5)(6)	1,347,866	21.50

*	Denotes less than one percent of applicable class.

(1)	Includes the following stock options for each of the named executive officers and directors as follows: Mr. Short – 260,000; Mr. Cox – 61,800; Mr. Quirk – 45,000; Dr. Mahnke – 29,500; Mr. Miodus – 52,500; Professor Greyser – 100,000; Mr. Florio – 35,000; Mr. Geiger – 15,000; Mr. Ladin – 30,000; Mr. LeBlanc – 20,000.
(2)	Does not include 49,896 shares of common stock held in trusts for the benefit of the children of Mr. Short. Mr. Short disclaims beneficial ownership of these shares.
(3)	Includes 43,500 shares of common stock held by Mr. Short as co-trustee of our retirement plan, over which Mr. Short has sole voting power.
(4)	Includes shares held in the company’s deferred compensation plan for the benefit of the named executive officer as follows: Mr. Short – 28,794; Mr. Cox – 15,585; Mr. Miodus – 810
(5)	The 27,500 shares of common stock beneficially owned by our executive officers and held pursuant to our retirement plan are included only once in the total.
(6)	Includes two executive officers who are not among the named executive officers.

ADJOURNMENT OF THE SPECIAL MEETING

ORC is asking you to vote on a proposal to adjourn the special meeting if necessary or appropriate in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of ORC. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2007 must be received by December 30, 2006 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Douglas L. Cox, Secretary, at our address set forth on the first page of this proxy statement.

A stockholder of ORC may wish to have a proposal presented at the Annual Meeting of Stockholders in 2007, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us at our address set forth on the first page of this proxy statement by March 15, 2007 then such proposal shall be deemed “untimely” for purposes of Rule 14a-5(e) promulgated under the Exchange Act and, therefore, we will have the right to exercise discretionary voting authority with respect to such proposal.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

ORC files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about ORC and will be made available for inspection and copying at ORC’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by ORC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. ORC’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about ORC at the offices of NASDAQ. For further information on obtaining copies of our public filings at NASDAQ, you should call (800) 261-0148.

A list of stockholders will be available for inspection by stockholders of record at ORC’s executive offices at 600 College Road East, Suite 4100, Princeton, New Jersey 08540 during regular business hours beginning ten (10) days after notice of the special meeting is given and continuing to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.

The SEC allows ORC to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that ORC may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that ORC files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that ORC later files with the SEC may update and supersede the information contained in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

ORC incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. ORC also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	ORC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	ORC’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006; and

•	ORC’s Current Reports on Form 8-K filed with the SEC on January 6, 2006, March 2, 2006, March 10, 2006, March 20, 2006 (as amended), May 10, 2006 (as amended), May 31, 2006, July 20, 2006, August 8, 2006, August 9, 2006, September 29, 2006 and October 6, 2006.

ORC undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. These documents incorporated by reference are also available on ORC’s website at http://www.opinionresearch.com. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Opinion Research Corporation

Attention: Investor Relations

600 College Road East, Suite 4100

Princeton, New Jersey 08540

Telephone number: (609) 452-5400

You may also obtain documents incorporated by reference by requesting them in writing or by telephone from StockTrans, Inc., our proxy solicitor, at the following address and telephone number:

44 Lancaster Avenue

Ardmore, Pennsylvania 19003

Telephone number: (800) 733-1121

Documents should be requested by                     , 2006 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of ORC since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and ORC has not independently verified, the information in this proxy statement relating to Parent and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. ORC has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, ORC will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of August 4, 2006

by and among

OPINION RESEARCH CORPORATION

INFOUSA INC.

and

SPIRIT ACQUISITION, INC.

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 4, 2006, by and among Opinion Research Corporation, a Delaware corporation (the “Company”), infoUSA Inc., a Delaware corporation (“Parent”), and Spirit Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company, and the Company desires to be acquired by Parent;

WHEREAS, the respective Boards of Directors of Parent and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”) as soon as practicable after the date hereof upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each person listed on Exhibit A-1 hereto is entering into a voting agreement in the form attached hereto as Exhibit A-2.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in ARTICLE VI hereof. Following the Merger the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

Section 1.02 Effective Time. The Merger shall be consummated, as and when provided in Section 1.11 hereof, by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being the “Effective Time”).

Section 1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Sub. As of the Effective Time, the Company shall be a wholly owned subsidiary of Parent.

Section 1.04 Certificate of Incorporation and By-Laws. Subject to Section 5.06(a), the Certificate of Incorporation and the By-Laws of Merger Sub shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by law.

Section 1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall constitute the Board of Directors of the Surviving Corporation until their respective successors are duly elected and qualified.

Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

Section 1.07 Conversion of Securities. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(a) each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) held by the Company as treasury stock or owned by any of its Subsidiaries (as defined in Section 3.02) or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(b) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(c) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.01)) shall, except as provided in Section 1.07(a), be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”), and all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 1.08 Employee Stock Options. Immediately prior to the Effective Time, each holder of then outstanding options to purchase shares of Company Common Stock granted by the Company (whether or not then presently exercisable) (the “Options”) will be entitled to receive, and shall receive, in settlement of each Option where the amount set forth in clause (i) below is positive, a cash payment from the Company in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share of the Option and (ii) the number of shares of Company Common Stock covered by such Option, and each holder of Options that immediately prior to the Effective Time represented any such right to purchase shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth above, if any. The Company agrees that, prior to the Effective Time, it will take all actions necessary to provide that all Options outstanding as of the Effective Time, whether vested or unvested, shall be cancelled and will timely deliver to the holders of Options any notices or other communications required to be provided by the terms of the applicable Option plan.

Section 1.09 Warrants. Immediately prior to the Effective Time, each holder of then outstanding warrants to purchase shares of Company Common Stock granted by the Company (whether or not then presently exercisable) (the “Warrants”) will be entitled to receive, and shall receive, in settlement of each Warrant where the amount set forth in clause (i) below is positive, a cash payment from the Company in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share of the Warrant and (ii) the number of shares of Company Common Stock covered by such Warrant, and each holder of Warrants that immediately prior to the Effective Time represented any such right to purchase shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth above.

Section 1.10 Stockholders’ Meeting. As soon as practicable following the date of this Agreement, in order to consummate the Merger, the Company, acting through its Board of Directors (the “Board”), shall:

(a) take all action under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), DGCL, the Amended and Restated Certificate of Incorporation and By-Laws to duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders for the purpose of considering and taking action upon this Agreement;

(b) use its reasonable best efforts to prepare and file a preliminary Proxy Statement (as defined in Section 3.07) with the United States Securities and Exchange Commission (the “SEC”); promptly provide Parent with copies of all correspondence between the Company or its representatives on the one hand and the SEC or its staff on the other hand with respect to the Proxy Statement; after consultation with Parent, respond promptly to any comments made by the SEC with respect thereto; and have the Proxy Statement cleared by the SEC and cause the definitive Proxy Statement and other proxy materials to be mailed to its stockholders, subject in each case to a reasonable opportunity for Parent to review and comment on any document to be filed with or furnished or provided to the SEC; and

(c) use its reasonable best efforts to obtain the necessary approval of this Agreement by its stockholders. Parent agrees that, at the Special Meeting, it shall cause all of the shares of Company Common Stock then owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent to be voted in favor of approval and adoption of this Agreement.

Section 1.11 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the stockholders of the Company in favor of the approval of this Agreement has been obtained, the Company shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger as required by the DGCL and the parties shall take such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 1.11, a closing (the “Closing”) will be held at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, Philadelphia, Pennsylvania (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

ARTICLE II

DISSENTING SHARES; EXCHANGE OF SHARES

Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who object to the Merger and comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1.07(c) of this Agreement but shall instead be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the relevant provisions of such Section 262, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided in Section 1.07(c), without interest. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.02 Exchange of Shares.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company or similar entity reasonably acceptable to the Company that is authorized to exercise corporate trust or stock powers to act as Exchange Agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent will provide the Exchange Agent the funds necessary to make the cash payments contemplated by Section 1.07.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of shares of Company Common Stock at the Effective Time, one or more forms of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to promptly so pay, cash in an amount equal to the number of (i) shares represented by such Certificate, multiplied by (ii) the amount of the Merger Consideration with respect to such shares. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Any funds remaining with the Exchange Agent one year following the Effective Time shall be returned to Parent after which time former stockholders of the Company, subject to applicable law, shall look only to Parent for payment of amounts due hereunder, without interest thereon.

(c) All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. On the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(d) None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.08)), any Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

(f) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Options, Warrants or shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, in respect of such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

(g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to

Parent, upon demand; provided, however, that if the holder of any such shares shall have effectively withdrawn or lost such right to appraisal, Parent shall immediately thereafter provide the Exchange Agent with the funds necessary to make the cash payments contemplated by Section 1.07(c) in respect of such shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered to Parent by the Company prior to the execution of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each such corporation has all requisite corporate power and corporate authority to own, operate and lease its respective properties and to carry on its businesses as they are being conducted on the date of this Agreement. Each of the Company and its Subsidiaries is duly qualified and in good standing in each jurisdiction in which the nature of the property owned, leased or operated by it or the nature of the business conducted by it requires such qualification except for such failures to be so qualified or in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.11(b)). The Company has heretofore made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company and the governing documents of each of its Material Subsidiaries (as defined in Regulations S-X) as currently in effect.

Section 3.02 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 10,000 shares are designated Series A Junior Participating Preferred Stock, 10 shares are designated as Series B Preferred Stock and 588,229 shares are designated as Series C Preferred stock. As of August 2, 2006, 5,500,206 shares of Company Common Stock, no shares of Series A Junior Participating Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock were issued and outstanding and 48,822 shares of Company Common Stock were held in the Company’s treasury. Except for the obligation of the Company to issue (i) 979,678 shares of Company Common Stock pursuant to Options currently outstanding (including the currently non-exercisable portions thereof), (ii) 437,029 shares of Company Common Stock pursuant to Warrants currently outstanding, (iii) shares of Series A Junior Participating Preferred Stock and shares of Company Common Stock under certain circumstances upon exercise of the rights (“Rights”) issued pursuant to that certain Rights Agreement, dated September 13, 1996, between the Company and StockTrans, Inc., as amended (the “Rights Agreement”) and (iv) rights pursuant to the employee stock purchase plan, non-tax qualified stock purchase plan and United Kingdom employee stock ownership plan of the Company (each a “Stock Purchase Plan,” and collectively, the “Stock Purchase Plans”), there are no outstanding options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries (as defined in paragraph (d) below).

(b) All issued and outstanding shares of capital stock of the Company are, and any additional shares issued after the date hereof and prior to the Effective Time will be, validly issued, fully paid and nonassessable and are not, and will not be, subject to, and were not, and will not be, issued in violation of, preemptive rights. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(c) Section 3.02(c)(1) of the Disclosure Schedule contains a complete and correct list of each Warrant, including the holder, exercise price and number of shares of Company Common Stock subject thereto. There are no Rights outstanding that are currently exercisable and the Company is not party to any rights plan other than the Rights Agreement. The Company has reserved an aggregate of 1,600,000 shares of Company Common Stock for issuance under the Stock Purchase Plans. Section 3.02(c)(2) of the Disclosure Schedule sets forth a complete and correct listing of each holder of Options, the number of shares subject to the Option(s) held by such holder, the exercise price for such Option(s).

(d) Section 3.02(d) of the Disclosure Schedule sets forth the names of all of the Company’s direct and indirect subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”) and all of the Company’s direct and indirect partnership interests and other interests of any kind in any corporation, partnership, joint venture, association or other entity. Each Subsidiary has the authorized capital, with such par value and number of shares outstanding, as set forth in Section 3.02(d) of the Disclosure Schedule and all of the issued and outstanding shares of capital stock of each Subsidiary are, and after the date hereof and prior to the Effective Time will be, validly issued, fully paid and nonassessable and are not, and will not be, subject to, and were not issued in violation of, preemptive rights and, except as set forth in Section 3.02(d) of the Disclosure Schedule are owned, of record and beneficially, by the Company or another Subsidiary, free and clear of all liens, encumbrances, options or claims whatsoever.

Section 3.03 Authority Relative to this Agreement.

(a) The Company has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, subject only to approval and adoption of this Agreement by the holders of shares of Company Common Stock representing a majority of the votes that may be cast by holders of such shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of shares of Company Common Stock representing a majority of the votes that may be cast by holders of such shares). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b) At a meeting duly called and held, the Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 5.02) to recommend approval and adoption of this Agreement by its stockholders.

Section 3.04 Absence of Certain Changes. Since December 31, 2005, neither the Company nor any of the Subsidiaries has suffered any change or, other than in the ordinary course of business, changes in the financial condition or business, results of operations or assets that would reasonably be expected to result in a Material Adverse Effect. Except as set forth in the Company Filings (as defined in Section 3.06), since December 31, 2005, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of capital stock of the Company, or any redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company; (b) (i) any increase in the compensation paid, payable or to become payable by Company or any of its Subsidiaries (including the rate and terms thereof) to its directors, officers or employees, except increases that occur in the ordinary course of business in accordance with its customary practices or (ii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with the Company’s or its Subsidiaries’ customary practices; (c) any entry into any agreement, commitment or transaction by the Company or any of the Subsidiaries, that is material to the Company and the Subsidiaries taken as a whole (except agreements, commitments or transactions in the ordinary course of business in accordance with its customary practices); or (d) any material change by the Company or any of the Subsidiaries in accounting methods, principles or practices except as required by United States generally accepted accounting principles applied on a consistent basis (“GAAP”).

Section 3.05 No Undisclosed Liabilities. Since December 31, 2005, neither the Company nor any of the Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, relating to the business of the Company and the Subsidiaries other than (a) liabilities incurred in the ordinary course of business, (b) liabilities that would not reasonably be expected to have a Material Adverse Effect and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

Section 3.06 Reports.

(a) The Company has filed and will timely file all required forms, reports and documents (including all prospectuses and all registration statements) with the SEC required to be filed by it with respect to all periods commencing on or after January 1, 2004 and through the Effective Time pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, and the rules and regulations promulgated thereunder (the “Company Filings”). None of such forms, reports or documents (including all exhibits and schedules included or incorporated by reference therein, but excluding the financial statements included therein, which are dealt with in the following paragraph), at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing respectively; and, in the case of any Company Filings amended or superseded by a filing prior to the date of this Agreement, on the date of such amending or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets and the related consolidated statements of operations and cash flow (including the related notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, present fairly in all material respects the consolidated financial position of the Company as of their respective dates, and the results of consolidated operations and consolidated cash flows for the periods presented therein, all in conformity with GAAP, except as otherwise noted therein. Except as expressly provided in this Agreement, no representation or warranty is made by the Company as to any financial information of the Company or the Subsidiaries, including any financial information made available to Parent in its due diligence investigation of the Company and its Subsidiaries or set forth in the Confidential Information Memorandum regarding the Company provided to Parent. Without limiting the generality of the foregoing, no representation or warranty is made as to the accuracy, fairness or reasonableness of any projections provided to Parent or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004.

(e) Except as set forth in the Company Filings, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as set forth in Section 3.06 of the Disclosure Schedule, there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC, (ii) to the knowledge of the Company, inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board, or (iii) investigations by the audit committee of the Board regarding any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. The Company will promptly provide to Parent and Merger Sub information as to any such matters that arise after the date hereof.

Section 3.07 Proxy Statements; Other Information. The Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed, at the time of the Special Meeting and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to information supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

Section 3.08 Consents and Approvals; No Violation. Except as set forth in Section 3.08 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Amended and Restated Certificate of Incorporation or By-Laws (or other similar governing documents) of the Company or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body (“Governmental Entity”), except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the Securities Act and the Exchange Act or the rules and requirements of the NASDAQ Stock Market LLC, (C) the filing of a certificate of merger pursuant to the DGCL, (D) filings under state securities, “Blue-Sky” or takeover laws or in connection with maintaining the good standing and qualification of the Surviving Corporation following the Effective Time or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate when taken together with all such other failures reasonably be likely to have a Material Adverse Effect; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) as to which requisite waivers or consents have been obtained prior to the Effective Time or that in the aggregate would not reasonably be expected to have a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Company, any of the Subsidiaries or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees issued against the Company, or any of the Subsidiaries or naming the Company, or any of the Subsidiaries as a party) that would not in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.09 Litigation, etc. Except as set forth in the Company Filings, as of the date of this Agreement, there is no claim, action or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of the Subsidiaries or their respective properties or businesses before any court or governmental or regulatory authority or body acting in an adjudicative capacity, and there is no investigation or audit pending or, to the knowledge of the Company, threatened against the Company, by any Governmental Entity, that would be reasonably likely to have a Material Adverse Effect. Neither the Company, any of the Subsidiaries nor any of their respective properties or businesses is subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against the Company or any of the Subsidiaries or naming the Company or any of the Subsidiaries as a party that would be reasonably expected to have a Material Adverse Effect.

Section 3.10 Title to Properties; Encumbrances. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company and each of the Subsidiaries has good title to all properties, interests in properties and assets (real and personal) reflected in the consolidated balance sheet of the Company for the fiscal year ended December 31, 2005, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except liens for current taxes not yet due and payable and except for such mortgages, liens, pledges, charges or encumbrances that would not in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.11 Real Property.

(a) The Company and its Subsidiaries do not own any real property.

(b) Each tenant lease and other agreement (each a “Lease” and collectively the “Leases”) for the use and occupancy by the Company or any Subsidiary of leased real property is in full force and effect. Neither the Company or any Subsidiary is in, or to the knowledge of the Company, is alleged to be in, material breach or default under any material Lease and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in a breach or default that would be reasonably expected to have a Material Adverse Effect. The Company has made available to Parent true copies of any and all Leases, as amended to date.

Section 3.12 Benefit Plans.

(a) With respect to each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization or insurance (all of the foregoing being herein called the “Company Benefit Plans”), maintained or contributed to by the Company or any of its Subsidiaries, the Company has made available, to the extent applicable, to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Company Benefit Plan, and (iii) each trust agreement and group annuity contract, if any, relating to such Company Benefit Plan.

(b) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to liability that would reasonably be likely to have a Material Adverse Effect (except liability for benefit claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

(c) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.

(d) Except as disclosed in the Company Filings or as provided for in this Agreement, as of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days’ or less notice involving the payment of more than $250,000 per annum, (ii) agreement with any executive officer or other key employee of the Company or any of the Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or agreement with respect to any executive officer of the Company or any Subsidiary providing any term of employment or compensation guarantee extending for a period longer than three years and for the payment of in excess of $500,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 3.13 Compliance With Agreements; Law. Neither the Company nor any of the Subsidiaries is in default or violation of (i) any term, provision or condition of (A) its Amended and Restated Certificate of Incorporation or By-Laws (or similar governing documents) or (B) any note, license, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their respective assets may be bound, or (ii) any judgment, order, writ, injunction, decree, stipulation, award, law, ordinance, rule or regulation of any governmental or regulatory authority or body (including any law, ordinance, rule or regulation relating to the protection of the environment), except for possible violations in the case of clauses (i)(B) and (ii) that in the aggregate would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other party to any such agreement is, or, based on existing facts and circumstances, with the passage of time will be, in default or violation of any such agreement except for possible violations of such agreements that would not reasonably be expected to have a Material Adverse Effect. All licenses, permits and other governmental authorizations held by the Company or any of the Subsidiaries are valid and sufficient for all businesses conducted by the Company and the Subsidiaries except where the failure to hold such licenses, permits and other governmental authorizations would not in the aggregate be reasonably expected to have a Material Adverse Effect.

Section 3.14 Intellectual Property.

(a) The Company or one of the Subsidiaries owns, or is licensed or otherwise entitled to use, all patents, trademarks, trade names, service marks, copyrights, applications for any of the foregoing, together with all other technology, know-how, software, domain names, databases, trade secrets and proprietary information in the countries to which such apply, that are materially necessary to the business of the Company and the Subsidiaries as currently conducted, excluding generally available or “off the shelf” third party software or related intellectual property (the “Intellectual Property”).

(b) To the knowledge of the Company, no claims have been asserted or threatened by any person (i) to the effect that the sale or use of any product or process as now used or offered by the Company or any Subsidiary infringes on any intellectual property rights of others, (ii) against the use by the Company or any Subsidiary of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of the Company and the Subsidiaries as currently conducted or presently contemplated or (iii) challenging or questioning the validity or effectiveness of any of the Intellectual Property owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”). To the knowledge of the Company, no Person has infringed or misappropriated any Owned Intellectual Property right, except in each case for possible claims that in the aggregate would not be reasonably likely to have a Material Adverse Effect.

(c) Section 3.14 of the Disclosure Schedule contains a true and complete list of all registrations or applications for registration for trademarks, service marks, patents and copyrights included in the Owned Intellectual Property.

Section 3.15 Certain Agreements. Except as set forth in Section 3.15 of the Disclosure Schedule or in the Company Filings filed prior to the date of this Agreement or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) agreement that would restrict the Company’s or any of its Subsidiaries’ ability to compete in any business in any location, (vi) agreement concerning a partnership or joint venture, (vii) loan agreement, promissory note, security agreement, deed of trust and other agreement relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (viii) agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (ix) other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company if the Company were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement). Each such agreement to which the Company or a Subsidiary is a party is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms thereof, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

Section 3.16 Taxes.

(a) Each of Company and its Subsidiaries has duly and timely filed (giving effect to validly obtained extensions of time within which to make such filings) all Tax Returns required to be filed by the Company or a Subsidiary on or prior to the date of this Agreement and with respect to such Tax Return has paid all Taxes shown thereon as due and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by a Governmental Entity, other than Taxes that are not yet delinquent or are being contested in good faith, or have not been finally determined and have been adequately reserved against. Within the past five (5) years, the federal income Tax Returns of the Company and its Subsidiaries have not been examined by the Internal Revenue Service. There are no material disputes pending, or claims asserted, for Taxes with respect to the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Within the past five years, the Company has not distributed the stock of another corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of U.S. Treasury Regulation section 1.6011-4(b)(1). No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added or additional or other taxes, charges, levies or assessments of any kind whatsoever, including all penalties, additions to tax, additional amounts and interest thereon imposed by any domestic or foreign Governmental Entity and (ii) any liability for Taxes described in clause (i) above under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of domestic or foreign law). As used in this Agreement, the term “Tax Return” means a report, return, claim for refund or other information required to be supplied to a Governmental Entity with respect to Taxes including any schedule or attachment thereto or amendment thereof.

Section 3.17 Takeover Statutes; Rights. The Board of the Company has taken the necessary action to render Section 203 of the DGCL, and any other potentially applicable anti-takeover or similar statute or regulation, inapplicable to this Agreement and the transactions contemplated hereby. In addition, the Board of the Company has amended the Rights Agreement such that Purchaser shall not be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement) as a consequence of entering into this Agreement or consummating the Merger.

Section 3.18 Brokers. Except as set forth in Section 3.19, no broker, investment banker, financial advisor or other person, other than WWC Capital Group, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.19 Opinion of Financial Advisor. The Company has received the written opinion of Janney Montgomery Scott LLC, in customary form, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view.

Section 3.20 Insurance Coverage. The Company has made available to Parent a list of, and true and complete copies of, all material insurance policies relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. Such policies are in full force and effect and the Company has not received a notice of cancellation with respect to such policies.

Section 3.21 Interested Party Transactions. Except as disclosed in the Company Filings, (i) neither the Company nor any of its Subsidiaries is a party to any material transaction or agreement with any affiliate, five percent (5%) or more stockholder, director or executive officer of the Company and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would, in the case of clause (i), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.22 Environmental Matters.

(a) No written notice, notification, demand, request for information, citations, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of the Company or any Subsidiary, threatened by any Governmental Entity or other person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law.

(b) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released in violation of Environmental Laws at any property currently leased or operated by the Company or any Subsidiary, which circumstance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has possession in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary that has not been delivered to Parent at least five (5) days prior to the date hereof.

(d) Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any Subsidiary leases or operates any real property in New Jersey or Connecticut. With respect to any properties identified in Section 3.22 of the Disclosure Schedule, the transactions contemplated by this Agreement will not trigger any filing or other action under the Connecticut Hazardous Waste Establishment Transfer Act or the New Jersey Industrial Site Recovery Act

(e) For purposes of this Section 3.22, the following terms shall have the meanings set forth below:

(i) “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, or any agreement with any governmental authority, relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances;

(ii) “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

Section 4.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub, and Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions contemplated by this Agreement (including the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.03 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by each of Parent and Merger Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision or the respective Certificates of Incorporation or By-Laws (or other similar governing documents) of Parent or any of its subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (x) those set forth in clauses (A) through (E) of Section 3.08 hereof or (y) where failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate when taken together with all such other failures reasonably be likely to have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or adversely affect or impair the ability of Parent or Merger Sub to perform their respective obligations hereunder; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Parent or any of its subsidiaries is a party, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) that in the aggregate would not have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or adversely affect or impair the ability of Parent or Merger Sub to perform their respective obligations hereunder; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) that would not have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or adversely affect or impair the ability of Parent or Merger Sub to perform their respective obligations hereunder.

Section 4.04 Proxy Statement. None of the information supplied by Parent and its affiliates specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, or, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.05 Brokers. No broker, investment banker, financial advisor or other person, other than DeSilva & Phillips LLC and McColl Partners, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 4.06 Financing. Parent has the funds, either from its available cash and cash equivalents or from borrowings under its existing credit facilities, necessary to consummate the Merger and the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will conduct their operations according to their ordinary and usual course of business, substantially consistent with past practice and will use commercially reasonable best efforts to maintain and preserve their business organizations and their material rights and to retain the services of their officers and key employees and maintain their current relationships with customers, suppliers, lessors, lessees, licensors and licensees, to the end that their goodwill and ongoing business shall not be impaired in any material respect. In addition, without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries will, prior to the Effective Time, without the prior written consent of Parent:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than such issuance of shares of Company Common Stock pursuant to the exercise of Options or Warrants, or, under certain circumstances, the Rights, or, under certain circumstances, Series A Junior Participating Preferred Shares pursuant to the exercise of the Rights, in each case outstanding on the date hereof, or (B) any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company outstanding on the date hereof;

(b) make, declare or pay any dividend or distribution on, or, directly or indirectly, purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of capital stock of the Company;

(c) adjust, split, combine or reclassify capital stock of the Company;

(d) enter into any agreement, understanding or arrangement with respect to the sale, voting, or registration of capital stock of the Company;

(e) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, assign its right to occupy, or otherwise dispose of any property or assets of the Company or its Subsidiaries, other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions (i) in the ordinary course of business or (ii) that, individually or in the aggregate, are immaterial;

(f) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any entity or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of inventory and other assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));

(g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity (except for endorsement for deposit or collection of checks and negotiable instruments in the ordinary course of business), other than pursuant to agreements currently in place;

(h) create any subsidiaries;

(i) (i) enter into, adopt or amend any employment, consulting, deferred compensation, severance, change of control, retirement or other similar agreement, or any incentive plan, severance plan, bonus plan, stock, stock option or similar plan, or any other employee benefit plan, program or policy for the benefit of any current or former employee, officer, director or consultant of the Company or any of its subsidiaries, (ii) terminate any employment agreement that provides for severance payments to the employee of eleven (11) months or more, (iii) except in the ordinary course of business, consistent with past practice, increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries (including any such increase pursuant to any employee benefit plan) or pay any amounts under such arrangements (including severance arrangements) not otherwise due, (iv) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, or (v) provide any funding for any rabbi trust or similar arrangement except as required by existing deferred compensation plans;

(j) change any material method or principle of Tax or financial accounting, except to the extent required by applicable laws or United States generally accepted accounting principles, as advised by the Company’s regular independent accountants;

(k) except in the ordinary course of business consistent with past practice, settle any pending litigation, whether now pending or made or brought after the date of this Agreement; provided, however, that, with respect to this subsection, Parent’s consent shall not be unreasonably withheld;

(l) make, revoke or amend any material Tax election, enter into any closing agreement, surrender any claim for a refund of Taxes, settle or compromise any claim or assessment with respect to a material amount of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with Parent, file or amend any material Tax Returns; provided, however, that such consent by Parent shall not be unreasonably withheld or delayed; and, provided, further, that the Company shall have right to take any of the actions set forth in this subsection if required by applicable law;

(m) propose or adopt any amendments to its Amended and Restated Certificate of Incorporation or By-Laws or similar governing documents; or

(n) agree in writing or otherwise to take any of the foregoing actions or any action that would result in a breach of this Agreement by the Company or prevent or impair the consummation of the Merger.

Section 5.02 No Solicitation, etc.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not (and it will use its reasonable best efforts to not permit any of its officers, directors, employees, investment bankers, counsel, auditors, consultants and other agents, affiliates or advisors to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to the possible acquisition of the Company (whether by way of merger, consolidation, acquisition of stock or assets or otherwise), or the possible acquisition of more than 15% of the voting power of all outstanding shares of capital stock of the Company, or any material portion of the assets of the Company (an “Alternative Acquisition”), (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Alternative Acquisition by any person, other than Parent, (iii) enter into an agreement with any person, other than Parent, providing for a possible Alternative Acquisition, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) make or authorize any recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Parent. Notwithstanding the foregoing, prior to the approval of this Agreement by the holders of shares of Company Common Stock at the Special Meeting (the “Stockholder Approval Date”), the Company may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by a majority of the directors of the Company after consultation with outside counsel, in response to a bona fide written proposal for an Alternative Acquisition (“Alternative Acquisition Proposal”) that was made by a person whom the Board determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Proposal (as defined in Section 5.02(e)), that was not solicited by the Company and that did not otherwise result from a breach of this Section 5.02(a), (x) furnish information with respect to the Company to the person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms relating to confidentiality no less favorable than the agreement identified in Section 5.03(b) (a copy of which shall be provided for informational purposes only to Parent) and (y) participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such Alternative Acquisition Proposal.

(b) Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement or the Merger and (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Acquisition Proposal or approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal. Notwithstanding the foregoing, if, prior to the Stockholder Approval Date, the Board receives a Superior Proposal and a majority of the directors of the Company determine in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Board may withdraw its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Proposal; provided, however, that the Company shall send Parent written notice of the Board’s intent to withdraw its approval or recommendation of this Agreement and the Merger or to approve or recommend a Superior Proposal at least 24 hours prior to effecting such a change in recommendation.

(c) The Company promptly (and in any event within twenty-four (24) hours) shall advise Parent orally, and shall thereafter advise Parent in writing, of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the person or group making any such

Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry, and will provide Parent with such information as is reasonably necessary to keep Parent reasonably informed with respect to any current developments regarding any such Alternative Acquisition Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure so to disclose could reasonably be expected to be inconsistent with its obligations under applicable law.

(e) For purposes of this Agreement, “Superior Proposal” means any unsolicited bona fide proposal made by a third party to acquire all or substantially all the equity securities of the Company or all or substantially all of the assets of the Company, or other transaction involving a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a joint venture, in each such case involving a substantial portion of the assets or equity securities of the Company, (i) on terms that a majority of the directors of the Company determines in its good faith judgment after consultation with an independent financial adviser to represent superior value for the holders of shares of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.03 Access to Information.

(a) Subject to any confidentiality requirements of any agreement to which the Company or any of its Subsidiaries is a party, any regulatory obligations to maintain the confidentiality of information or any confidentiality privileges applicable to communications between the Company and its attorneys or accountants, between the date of this Agreement and the Effective Time, upon reasonable prior notice to the Company, the Company will give Parent and its counsel, accountants, investment bankers and each of their authorized representatives reasonable access during normal business hours to the plants, offices, warehouses and other facilities and to the books and records of the Company, will permit Parent to make such reasonable inspections during normal business hours as it may reasonably request and will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent or its counsel, accountants and investment bankers may from time to time reasonably request; provided, however, that all such access and inspections shall be coordinated by Parent with a designee of the Company and shall be conducted in such manner so as not to unduly interfere with the normal business operations of the Company or any of its Subsidiaries.

(b) All information received by Parent and its representatives pursuant to this Section 5.03 will be subject to the Confidentiality Agreement dated May 12, 2006 between Parent and the Company.

Section 5.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to promptly effect all necessary filings under the HSR Act and use its reasonable best efforts to secure all government clearances (including by taking all reasonable steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority). Each of the parties hereto further agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In particular, Parent and the Company will use their respective reasonable best efforts to obtain and maintain all other consents, authorizations, orders and approvals required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the Merger or the other transactions contemplated by this Agreement, other than consents, authorizations, orders, approvals and waivers the failure to obtain which would not (A) be material to the consummation of the Merger or the other transactions contemplated by this Agreement or (B) have a Material Adverse Effect. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 5.05 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors and analysts) with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchanges, the NASDAQ Stock Market LLC or the National Association of Securities Dealers, Inc.

Section 5.06 Indemnification; Insurance.

(a) Notwithstanding anything to the contrary in Section 1.04, Parent and Merger Sub agree that all rights to indemnification existing in favor, and all limitations on the personal liability of, each present and former director, officer, employee or agent of the Company or any of its Subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its Subsidiaries, and each person who is or was then serving in any such capacity (or any person who is or was then serving any other corporation or entity in any such capacity at the request of the Company) (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) provided for in the Company’s Amended and Restated Certificate of Incorporation or By-Laws or similar organizational documents of any Subsidiary as in effect on the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim for indemnification for losses, damages or liabilities of any kind or nature incurred that is asserted or made within such period shall continue until the final disposition of such claim.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect, with a nationally recognized carrier, directors’ and officers’ liability insurance covering each Indemnified Party who is currently covered by the Company’s directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time, which insurance shall be no less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amounts, or, if such insurance coverage is not available, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the Effective Time, but in such case shall purchase as much coverage as possible for such amount. Alternatively, the Company may, elect that the Surviving Corporation satisfy Parent’s obligation under this Section 5.06(b) by purchasing a “tail” policy under the Company’s current directors’ and officers’ insurance policy, with an effective term of six (6) years, covering those persons who are currently covered by the Company’s directors’ and officers’ insurance policy

(c) This Section 5.06 shall survive the Closing, is intended to benefit the Company and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 5.06 against Parent or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(d) In the event the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.06.

Section 5.07 Employment Contracts, Benefits, etc.

(a) Parent agrees that following the Effective Time it will cause the Company or the Surviving Corporation, as the case may be, to comply with the applicable terms and provisions of the employment, retirement, termination, severance and similar agreements and arrangements with officers or other employees of the Company and its Subsidiaries that are in effect at the Effective Time. The Company will not enter into any such agreement after the date hereof without Parent’s prior written consent.

(b) Parent agrees that for at least the first twelve (12) months following the Effective Time, it will, or will cause the Surviving Corporation and its subsidiaries to, continue to maintain the employee benefit plans for employees and former employees of the Company and its Subsidiaries that are in effect immediately prior to the Effective Time, or other plans that, in the aggregate, provide benefits to such employees that are not less favorable in the aggregate than the benefits currently in effect with respect to such employees, it being understood that the foregoing shall not require Parent or the Surviving Corporation to maintain any particular employee benefit plan, and that the Company’s stock option and stock purchase plans shall be terminated immediately prior to the Effective Time.

Section 5.08 Purchase of Shares. From the date of this Agreement until the Effective Time or the termination of this Agreement, neither Parent nor Merger Sub nor any subsidiary or affiliate of Parent shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of Company Common Stock without the prior written consent of the Company.

Section 5.09 HSR Filing. Each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 5.10 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement, or (iv) any Material Adverse Effect.

(b) The Company shall confer on a regular and frequent basis with Parent with respect to the Company’s business and operations and other matters relevant to the Merger, and Parent and the Company shall promptly advise the other, orally and in writing, of any change or event, including any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or that, insofar as can be reasonably foreseen, would be reasonably likely to have, a Material Adverse Effect.

Section 5.11 Employee Stock Purchase Plan. The Company has taken or will take prior to the Effective Time all actions required to effectively halt purchases under the Company’s Employee Stock Purchase Plan such that no issuances of shares of Company Common Stock shall be made following the date of this Agreement and to terminate the Company’s Employee Stock Purchase Plan effective as of the Effective Time.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company at the Special Meeting by the requisite vote in accordance with applicable law;

(b) Any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated and any other approvals of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated;

(c) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits the consummation of the Merger or, with respect to Parent, would limit ownership or operation of any material portion of the business or assets of the Company by Parent or the Surviving Corporation;

(d) There shall be no order or injunction of a United States Federal or state court of competent jurisdiction in effect precluding consummation of the Merger; and

(e) No written notice shall have been received (and not effectively rescinded) from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the Merger.

Section 6.02 Condition to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:

(a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and

(c) The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the effect set forth in paragraphs (a) and (b) of this Section 6.02.

Section 6.03 Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:

(a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this

Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and

(c) Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the effect set forth in paragraphs (a) and (b) of this Section 6.03.

ARTICLE VII

TERMINATION; AMENDMENTS; WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company (i) if the Merger has not been consummated as of January 15, 2007 (the “Final Date”); provided, however, that at the Final Date the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Final Date; or (ii) if the approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c) by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Parent or the Company if the Board (i) fails to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Parent and Merger Sub its recommendation or approval in respect of this Agreement or the Merger or (ii) makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition;

(e) by Parent if there shall have been a breach of the covenants or obligations contained in Section 5.02(a);

(f) by either Parent or the Company if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.02(a) or Section 6.02(b) (in the case of a breach by Parent) or Section 6.03(a) or Section 6.03(b) (in the case of a breach by the Company), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof shall have been received by the other party alleged to be in breach, or (ii) the Final Date.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f), of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision hereof pursuant to which such termination is effected.

Section 7.02 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void, without liability on the part of any party hereto except as provided in this Section 7.02 and Section 5.03(b) and Section 8.09, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.01(d)(i) if concurrently or within 12 months of the date of termination the Company enters into a written letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to an Alternative Acquisition, the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, a termination fee of Four Million Dollars ($4,000,000) (the “Termination Fee”);

(ii) (A) by Parent or the Company pursuant to Section 7.01(b) or (B) by Parent pursuant to Section 7.01(f) as a consequence of a failure to satisfy the conditions set forth in Section 6.03(a) and in either such case (i.e., clause (A) or clause (B)) an Alternative Acquisition Proposal has been made prior to the date of termination and such Alternative Acquisition Proposal has not been withdrawn, then if concurrently or within 12 months of the date of termination the Company enters into a written letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Alternative Acquisition Proposal the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, an amount equal to the Termination Fee;

(iii) by Parent or the Company pursuant to Section 7.01(d)(ii) or by Parent pursuant to Section 7.01(e), then the Company shall pay to Parent, by wire transfer of same day funds, within two (2) business days of the date of such termination an amount equal to the Termination Fee;

(iv) by Parent or the Company pursuant to Section 7.01(d)(i) or by Parent pursuant to Section 7.01(f) (in the case of breach by the Company) and in either such case an Alternative Acquisition Proposal has not been made prior to the date of termination or has been made and withdrawn prior to the date of termination, then the Company shall pay to Parent, by wire transfer of same day-funds, within two (2) business days of the date of such termination, an amount up to One Million Dollars ($1,000,000) to reimburse Parent for all reasonable documented out-of-pocket expenses and fees incurred by Parent in connection with this Agreement and the transactions contemplated hereby; or

(v) by the Company pursuant to Section 7.01(f) (in the case of a breach by Parent), Parent shall pay to the Company, by wire transfer of same day funds, within two (2) business days of the date of such termination, an amount up to Five Hundred Thousand Dollars ($500,000) to reimburse the Company for all reasonable documented out-of-pocket expenses and fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

Section 7.03 Amendment. This Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Merger Sub at any time before or after adoption of this Agreement by the stockholders of the Company and prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware but, after any such approval, no amendment shall be made that decreases the Merger Consideration or otherwise adversely affects such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub, may (i) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the provisions of Section 7.03, waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto, that by its terms contemplates performance after the Effective Time.

Section 8.02 No Additional Representations. Each of Parent and Merger Sub acknowledges and agrees that the Company has made no representation or warranty, express or implied, as to the Company or any Subsidiary or as to the accuracy or completeness of any information regarding the Company or any Subsidiary furnished or made available to Parent and Merger Sub and their respective representatives, except as expressly set forth in this Agreement, the Exhibits and Schedules hereto and, except to the extent included, referenced or described in this Agreement, the Exhibits and Schedules hereto, the Company shall not have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub, or Parent’s or Merger Sub’s use of or reliance on, any such information or any information, documents or material made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

Section 8.03 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral (other than the agreement referred to in Section 5.03(b) hereof), among the parties or any of them with respect to the subject matter hereof, (b) shall be binding upon the parties hereto and their successors and permitted assigns and (c) shall not be assigned by operation of law or otherwise, provided that Parent or Merger Sub may assign its respective rights and obligations to any wholly owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

Section 8.04 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by next-day courier, or by facsimile transmission with confirmation of receipt to the respective parties as follows:

If to Parent or Merger Sub:

infoUSA Inc.

5711 S. 86th Cir.

P.O. Box 27347

Omaha, NE 68127-0347

Attention: Vinod Gupta

Facsimile No. (402) 339-0265

with a copy to:

infoUSA Inc.

5711 S. 86th Cir.

P.O. Box 27347

Omaha, NE 68127-0347

Attention: Fred Vakili

Facsimile No. (402) 339-0265

and

Robins, Kaplan, Miller & Ciresi L.L.P.

2800 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402-2015

Attention: John R. Houston, Esq.

Facsimile No. (612) 339-4181

If to the Company:

Opinion Research Corporation

600 College Road East, Suite 4100

Princeton, NJ 08540-6636

Attention: Chairman of the Board

Facsimile No.: (609) 419-1892

with a copy to:

Wolf, Block, Schorr and Solis-Cohen LLP

1650 Arch Street

Philadelphia, Pennsylvania 19103

Attention: David Gitlin, Esq.

Facsimile No.: (215) 405-3884

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or sent by facsimile transmission, or one day after delivery to a courier for next-day delivery. Nothing in this Section 8.05 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

Section 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

Section 8.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.09 Expenses. Subject to Section 7.02(b), all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the Parent shall bear all costs and expenses of any experts or consultants that may be engaged jointly by the parties in connection with any regulatory matters relating to the consummation of the transactions contemplated by this Agreement.

Section 8.10 Third Party Beneficiaries. Except for Section 5.06 and Section 5.07, which are intended to confer third party beneficiary rights on the persons referred to therein, this Agreement is not intended to, and does not, create any rights or benefits of any person other than the parties hereto.

Section 8.11 Certain Definitions.

(a) “subsidiary” shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

(b) “Material Adverse Effect” shall mean any adverse change in the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole, or which will have a material adverse effect on the Company’s ability to perform its obligations under this Agreement or prevent or prohibit the Company from consummating the Merger, excluding any changes relating to (i) public or industry knowledge relating to the transactions contemplated by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (ii) changes in general economic or regulatory conditions affecting at any time the Company or any of its Subsidiaries or economic conditions in the industry or industries in which the Company and its Subsidiaries operate, which changes do not affect the Company and its Subsidiaries, taken as a whole, disproportionately. Notwithstanding the foregoing, the Company may, at its option, include in the Disclosure Schedule items that would not have a Material Adverse Effect within the meaning of the previous sentence, and such inclusion shall not be deemed to be an acknowledgment by the Company that such items would have a Material Adverse Effect or further define the meaning of such term for purposes of this Agreement.

(c) “person” shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups.

(d) “knowledge of the Company” shall be deemed to include only the actual knowledge, after reasonable inquiry, of the directors and those executive officers of the Company listed on Exhibit B.

Section 8.12 Consent to Jurisdiction. Each of Parent, Merger Sub and the Company irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of Delaware, and (b) the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Parent and Merger Sub irrevocably designate, appoint and empower Parent’s counsel and the Company hereby irrevocably designates, appoints and empowers Wolf, Block, Schorr and Solis-Cohen LLP, in each case as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in Delaware with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

Section 8.13 Construction; Interpretation.

(a) The parties hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

(b) When a reference is made in this Agreement to a Section, Subsection, Schedule or Exhibit, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The phrase “the date hereof” means the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require and words importing one gender shall include the other two.

Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

infoUSA Inc.

By:	/S/ FRED VAKILI
	Name:	Fred Vakili
	Title:	Executive Vice President of Administration and Chief Administrative Officer

ATTEST:

By:	/S/ SCOTT ROBERTS
	Name:	Scott Roberts
Title:

Spirit Acquisition, Inc.

By:	/S/ FRED VAKILI
	Name:	Fred Vakili
	Title:	Executive Vice President of Administration and Chief Administrative Officer

ATTEST:

By:	/S/ SCOTT ROBERTS
	Name:	Scott Roberts
Title:

Opinion Research Corporation

By:	/S/ JOHN F. SHORT
	Name:	John F. Short
	Title:	Chairman and CEO

ATTEST:

By:	/S/ DOUGLAS L. COX
	Name:	Douglas L. Cox
Title:

AMENDMENT No. 1 to AGREEMENT AND PLAN OF MERGER

AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 16, 2006, by and among Opinion Research Corporation, a Delaware corporation (the “Company”), infoUSA Inc., a Delaware corporation (“Parent”), and Spirit Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of August 4, 2006 (the “Merger Agreement”); and

WHEREAS, Parent, Merger Sub and the Company deem it advisable and in their best interests to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties hereto agree as follows:

1. The last sentence of Section 2.02(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Any funds remaining with the Exchange Agent two years following the Effective Time shall be returned to Parent after which time former stockholders of the Company, subject to applicable law, shall look only to Parent for payment of amounts due hereunder, without interest thereon.”

2. The last sentence of Section 2.02(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.08)), any Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.”

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Except as modified herein, the Merger Agreement remains in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

infoUSA Inc.

By:	/S/ STORMY L. DEAN
	Name:	Stormy L. Dean
	Title:	Chief Financial Officer

Spirit Acquisition, Inc.

By:	/S/ STORMY L. DEAN
	Name:	Stormy L. Dean
	Title:	Chief Financial Officer

Opinion Research Corporation

By:	/S/ KEVIN P. CROKE
	Name:	Kevin P. Croke
	Title:	Executive Vice President, Corporate Finance

APPENDIX B

Established 1812

August 4, 2006

The Board of Directors

Opinion Research Corporation

600 College Road East, Suite 4100

Princeton, New Jersey 08540

Members of the Board:

We understand that Opinion Research Corporation (“ORC” or the “Company”) and infoUSA Inc. (“infoUSA”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of a subsidiary of infoUSA with and into the Company (the “Merger”). Pursuant to the Merger Agreement, upon consummation of the Merger, each share of ORC common stock will be converted into cash in an amount equal to $12.00 per share (the “Merger Consideration”). You have requested our opinion, as of the date hereof, whether the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to such shareholders.

Janney Montgomery Scott LLC, as part of its investment banking business, engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In arriving at our opinion, we have, among other things:

(i)	reviewed the draft Merger Agreement dated August 4, 2006;

(ii)	reviewed the historical results of operations for ORC, including annual reports on Form 10-K for the fiscal years ended December 31, 2005, 2004, 2003 and 2002 and certain other filings with the Securities and Exchange Commission made by ORC, including proxy statements, quarterly reports on Form 10-Q and current reports on Form 8-K, filed in 2006;

(iii)	reviewed certain other publicly available information concerning ORC and the trading market for ORC’s common stock;

(iv)	reviewed certain non-public information relating to ORC, including financial forecasts and projections for ORC, furnished to us by or on behalf of the Company;

(v)	reviewed certain publicly available information, including research reports, concerning certain other companies engaged in businesses which we believe to be comparable to the Company and the trading markets for certain of such companies’ securities;

(vi)	reviewed the financial terms of certain recent mergers and acquisitions which we believe to be relevant;

1801 Market Street

Philadelphia, PA 19103-1675

Tel – 215.665.6480

Fax – 215.665.6197

Members New York Stock Exchange, Inc.

Other Principal Exchanges

August 4, 2006

The Board of Directors

Opinion Research Corporation

(vii)	conducted discussions with certain members of senior management of the Company (“Management”) concerning the Company’s business and operations, assets, present condition and future prospects; and

(viii)	performed such other analyses, examinations and procedures, reviewed such other agreements and documents and considered such other factors, as we have deemed in our sole judgment to be necessary, appropriate or relevant to render an opinion.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the Management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the Management of the Company as to the future financial performances of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the expected benefits of the Merger.

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. Our opinion solely addresses the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company receiving such consideration. Our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies that might be available to the Company, nor does it address the Company’s underlying business decision to proceed with the Merger. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion. In addition, we express no recommendation as to how the shareholders of ORC should vote at the shareholders meeting to be held in connection with the Merger.

We have not acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, no portion of the fee is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade in debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities, In addition, we may have other financing and business relationships with the Company in the ordinary course of business.

August 4, 2006

The Board of Directors

Opinion Research Corporation

This opinion does not address the relative merits of the Merger, any alternatives to the Merger available to ORC or any other underlying decision of ORC to proceed with or effect the Merger. Further, this opinion is delivered to the Board of Directors of ORC in connection with its evaluation of the Merger and may not be used for any other purpose except as described in the engagement letter between ORC and us dated August 3, 2006. This opinion may not be reproduced, disseminated, quoted or referred to in any manner, without our prior written consent, provided that this opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger.

Based upon and subject to the forgoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to such shareholders.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC

Fairness Opinion Presentation to the Board of Directors of August 4, 2006 I N V E S T M E N T B A N K I N G B-4

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
The following materials (the "Presentation") were prepared as of August 4th, 2006 for discussion at the Opinion Research Corporation ("ORC" or the "Company") Board of Directors Meeting held on August 4th, 2006, at which Janney Montgomery Scott LLC ("Janney") provided its verbal opinion as to the fairness, from a financial point of view, to the shareholders of the Company, of the consideration to be received by such shareholders in a sale of the Company to infoUSA, Inc. (the “Transaction”).
The information contained in this Presentation is confidential and has been prepared for the sole use and benefit of the Board of Directors of ORC in connection with its evaluation of the Transaction and, subject to applicable law, is not for the benefit of, and does not convey any rights or remedies to, any holder of securities or any other person. Such information may not be used for any other purpose or reproduced, disseminated, quoted, referred to or disclosed or otherwise made available to, or relied upon by any other party nor may reference be made thereto or to Janney without the written consent of Janney or as specifically allowed pursuant to Janney’s engagement letter with the Company relating to the
Transaction. This Presentation does not constitute a recommendation by Janney to the Board of Directors of ORC to enter into the Transaction.
In preparing this Presentation, Janney assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by Janney and assumed that the financial forecasts and guidance provided to Janney and prepared by management of ORC were reasonably prepared on bases reflecting the best currently available respective judgment of the management of ORC as to the future financial performance of ORC. This Presentation is based on the business and operations of ORC as represented to Janney as of the date hereof and on market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Subsequent information or events may affect this Presentation, and we disclaim any obligation to update or reaffirm this Presentation except as agreed upon with the Company.
Several analytical methodologies have been employed herein and no one method of analysis should be regarded as critical to the overall conclusion of this Presentation. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions Janney has reached are based on all the analyses and factors presented herein taken as a whole and also on application of Janney’s experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Janney therefore gives no opinion as to the value or merit standing alone of any one or more parts of the
Presentation. Janney’s only opinion is the formal written opinion that is to be delivered to the Board of Directors of ORC.
The estimates of value prepared within the Presentation represent hypothetical values that were developed solely for purposes of the Presentation.
Such estimates reflect computations of the potential values through the application of various generally accepted valuation techniques, which may not reflect actual market values. Estimates of value are not appraisals and do not necessarily reflect values which may be realized if any assets of
ORC are sold. Janney has not appraised nor undertaken any valuation of any assets or property nor made any solvency analysis of ORC. Because such estimates are inherently subject to uncertainty, Janney does not assume any responsibility for their accuracy. In its analyses, Janney made numerous assumptions with respect to general business and economic conditions and other matters. Any assumptions employed by Janney's analyses are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those developed for this
Presentation.
Disclaimer

B-6 Philadelphia Pittsburgh New York San Francisco Chicago Boston Table of Contents Section INTRODUCTION & BACKGROUND 1 TRANSACTION SUMMARY 2 ANALYSES 3

Introduction & Background
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
Janney Montgomery Scott LLC has been requested to provide its opinion as to the fairness, from a financial point of view, to the shareholders of the Company, of the consideration to be received by such shareholders in a sale of the Company to infoUSA, Inc. (the “Transaction”).
In connection with rendering our opinion as set forth below, we have, among other things:
i. reviewed the Draft Agreement and Plan of Merger by and among Opinion Research Corporation and infoUSA, Inc.
dated August 4th, 2006;
ii. reviewed the historical results of operations for ORC, including the annual reports on Form 10-K for the fiscal years ended December 31, 2005, 2004, 2003 and 2002 and certain other filings with the Securities and Exchange
Commission made by ORC, including proxy statements, quarterly reports on Form 10-Q and current reports on Form
8-K, in 2006;
iii. reviewed certain other publicly available information concerning ORC and the trading market for ORC’s common stock;
iv. reviewed certain non-public information relating to ORC, including financial forecasts and projections for ORC, furnished to us by or on behalf of the Company;
v. reviewed certain publicly available information, including research reports, concerning certain other companies engaged in businesses which we believe to be comparable to the Company and the trading markets for such companies’ securities;
vi. reviewed the financial terms of certain recent mergers and acquisitions which we believe to be relevant;
vii. conducted discussions with certain members of senior management of the Company  concerning the Company’s business and operations, assets, present condition and future prospects; and
viii. performed such other analyses, examinations and procedures, reviewed such other agreements and documents and considered such other factors, as we have deemed in our sole judgment to be necessary, appropriate or relevant to render an opinion.
Introduction

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
infoUSA, Inc. has offered to purchase all the outstanding shares of common stock of ORC for $12.00 per share, payable in cash.
The purchase price represents a 106% premium over the closing price of ORC’s shares of common stock on August 3, 2006 of $5.82.
The Board of Directors of ORC has asked Janney to provide its opinion as to the fairness from a financial point of view, to the shareholders of the Company, of the consideration to be received by such shareholders in the Transaction.
Based on the analyses that follows, it is our opinion, as of the date hereof, that the consideration to be received by the shareholders of ORC in the Transaction is fair, from a financial point of view, to such shareholders.
Background

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
Fixed 14.00% $20.0 million Senior Subordinated Notes
LIBOR + 3.5%
LIBOR + 3.0%
or
Prime + 1.0%
Rate
Description
8.98% $11.3 million Senior Secured
$87.7 million Total
As of June 30, 2006
3-month LIBOR = 5.48%
Prime = 7.75%
N/A $32.0 million Market Value of Equity
(1)
10.56% $55.7 million Total Debt
8.48% $24.5 million Line of Credit
Current Rate Current Balance Description
Assumptions in Valuation – Capital Structure
(1)  Market Value of Equity calculated using basic shares outstanding as of May 15, 2006 (5,500,206 shares) and the closing price of the stock on August 3,
2006 ($5.82 per share). Book value of equity (as of March 31, 2006) is $7.2 million, difference of $24.8 million.
•
•

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
Assumptions in Valuation – Income Statement
Green highlighted numbers are used in valuation analysis
Source: Management.  Estimates were made for interest expense and taxes by Janney for 2007.
($ in thousands) As of
Year Ended December 31, 6/30/2006
2005A 2006E 2007E LTM
Revenue $190,192
100.0%
$192,903
100.0%
$201,925
100.0%
$192,331
100.0%
COGS 138,637
72.9%
139,235
72.2%
144,098
71.4%
140,543
73.1%
Gross Profit 51,555
27.1%
53,668
27.8%
57,827
28.6%
51,788
26.9%
SG&A 36,827
19.4%
37,619
19.5%
40,280
19.9%
36,980
19.2%
D&A 3,584
1.9%
3,803
2.0%
3,530
1.7%
3,870
2.0%
Total operating expenses 40,411
21.2%
41,422
21.5%
43,810
21.7%
40,850
21.2%
EBIT
(1)
$11,144
5.9%
$12,246
6.3%
$14,017
6.9%
$11,228
5.8%
Interest Income (Expense) (7,587)
NM
(6,679)
NM
(6,386)
NM
(7,704)
NM
Income before Taxes 3,557
1.9%
5,567
2.9%
7,631
3.8%
3,524
1.8%
Taxes 1,919
54%
2,728
49%
3,663
48%
2,044
58%
Net Income
(1)
$1,638
0.9%
$2,839
1.5%
$3,968
2.0%
$1,480
0.8%
EBITDA
(1)
$14,728
7.7%
$16,049
8.3%
$17,547
8.7%
$15,098
7.8%
Footnote:
(1)  Adjusted for stock based compensation of $290 in LTM.

Transaction Summary

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
infoUSA, Inc. will purchase all the outstanding common stock of ORC for $12.00 per share in cash.
This equates to an enterprise value of approximately $135 million.
Transaction Summary
Janney Janney
Per ORC Calculation @ Calculation @
Mgmt $12.00 per share $134 million
Enterprise value of offer $134,000,000 $134,897,368 $134,000,000
Cash from exercise of options
8,769,717 8,769,717 8,769,717
Cash
-                       163,871 163,871
Outstanding debt
(55,800,000) (56,548,000) (56,548,000)
Payments on management contracts, if applicable
(1,600,000) (1,600,000) (1,600,000)
ORC deal expenses (2% of enterprise value)
(2,680,000) (2,680,000) (2,680,000)
Net proceeds to shareholders $82,689,717 $83,002,956 $82,105,588
Gross number of shares (as of August 2)
6,916,913 6,916,913 6,916,913
Price per share $11.95 $12.00 $11.87

Analyses

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
Common Stock Valuation Analysis
In order to arrive at a market value for ORC’s common stock Janney performed the following analysis:
– Premium Paid Analysis - looks at the stock price premium versus other premiums paid in other publicly traded companies which were acquired.
– Comparable Company Analysis - looks at the financial and stock market performance of comparable publicly traded companies
– Comparable Transaction Analysis - looks at the multiples and premiums at which comparable mergers and acquisitions have taken place
– Discounted Cash Flow (“DCF”) Analysis - looks at a company’s ability to generate future free cash flow
These methodologies are applied, as appropriate, to a company’s historical and projected financial results.
The results of these analyses provide the principal support for valuation.  However, other factors and analyses are considered, including ones not purely “mathematical” in nature.

Premium Paid Analysis

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
0%
80%
20%
0% 0%
< $5 $5-$6 $6-$7 $7-$8 > $8
0%
46%
54%
0% 0%
< $5 $5-$6 $6-$7 $7-$8 > $8
0%
49%
39%
12%
0%
< $5 $5-$6 $6-$7 $7-$8 > $8
0%
26%
51%
22%
0%
< $5 $5-$6 $6-$7 $7-$8 > $8
Shares Traded Analysis – ORC
Latest Month Last Three Months
Last Twelve Months Last Two Years
Total Shares Traded: 0.1 MM
% of Shr Out: 2.6%
Weighted Avg
Share Price: $5.81
Total Shares Traded: 0.4 MM
% of Shr Out: 7.5%
Weighted Avg
Share Price: $6.08
Total Shares Traded: 2.0 MM
% of Shr Out: 36.1%
Weighted Avg
Share Price: $6.29
Total Shares Traded: 5.1 MM
% of Shr Out: 93.5%
Weighted Avg
Share Price: $6.64
As of 7/31/06.

8/3/2001
11/3/2001
2/3/2002
5/3/2002
8/3/2002
11/3/2002
2/3/2003
5/3/2003
8/3/2003
11/3/2003
2/3/2004
5/3/2004
8/3/2004
11/3/2004
2/3/2005
5/3/2005
8/3/2005
11/3/2005
2/3/2006
5/3/2006
8/3/2006

Janney
Since 1832
BUSINESS SERVICES GROUP

B-18 Philadelphia Pittsburgh New York San Francisco Chicago Boston Premium Paid Analysis – 5 Year Stock Performance $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 Represents purchase price

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston
Premium Paid Analysis – Premiums Paid (%)
(1) Listed in the Comparable Transaction Analysis within this presentation. The companies are VNU, Meta Research, Right Management,
Giga Information Group, Total Research and AC Nielsen.
(Deals announced since 8/3/2005)
Number of
Transactions Average Median Average Median Average Median
Opinion Research Corp 1 106.2% 106.2% 106.9% 106.9% 112.4% 112.4%
Deal Value $50mm - $100mm 573 10.0% 3.8% 13.0% 5.7% 18.6% 10.8%
Deal Value $100mm - $500mm 1,151 12.3% 6.5% 14.3% 9.5% 19.1% 12.4%
Listed Comparable Transactions
(1)
6 52.0% 28.6% 49.2% 25.4% 87.8% 37.8%
1 Day Premium (%) 1 Week Premium (%) 1 Month Premium (%)

Comparable Company Analysis

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company Analysis
Comparable company analysis looks at the financial and stock market performance of comparable publicly traded companies. Through reference to various earnings, cash flow and balance sheet multiples, it is possible to “imply” a composite reference trading value.
The selection of appropriate comparable companies is often a difficult task, and this is true in the case of ORC.  However, we believe there are two separate groups of public companies with similiarities:
Market Research Companies: similar industry growth prospects and competitors
Specialty Consulting Companies: similar business models for the market research consulting segments of ORC, most of these companies use expert consultants
Note that ORC has a lower growth rate, lower gross margins, lower EBITDA margins, and a higher tax rate than most of the comparable companies.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Public Company Analysis
As of August 3, 2006
($ in millions, except per share data)
Market Statistics Valuation Benchmarks (1)(2)
Market Enterprise Next 5 Yr PEG
Stock Cap. Value (3) EV / Revenue EV / EBITDA EV/EBIT PE Multiple Growth RATIO
Company Ticker MRQ Price ($MM) ($MM) LTM 2006E 2007E LTM 2006E 2007E LTM 2006E 2007E LTM 2006E 2007E Rate (4)
Opinion Research Corp. (5) ORCI 06/30/06 $5.82 $32.0 $88 0.5x 0.5x 0.4x 5.9x 5.3x 4.9x 7.9x 6.9x 6.0x 14.5x 11.2x 9.7x 12% 0.81
Arbitron Inc.
ARB
06/30/06 $36.37 $1,095 $1,074 3.4x 3.2x 3.0x 11.5x 11.5x 12.4x 12.5x 12.7x 13.9x 19.0x 21.0x 23.0x 14% 1.71
CRA International Inc.
CRAI
05/12/06 45.82 524 504 1.6x 1.4x 1.2x 9.0x 8.9x 7.2x 10.8x N/A N/A 19.8x 20.1x 17.3x 20% 0.86
FTI Consulting Inc.
FCN
06/30/06 21.37 852 1,161 1.8x 1.7x 1.5x 7.8x 8.2x 7.0x 9.2x 9.8x N/A 14.2x 15.7x 13.0x 17% 0.76
Forrester Research Inc.
FORR
06/30/06 28.25 614 418 2.5x 2.3x 2.0x 14.9x 13.4x 10.5x 19.2x 16.5x N/A 43.7x 31.4x 27.2x 15% 1.81
Gartner Inc. IT 06/30/06 15.29 1,744 1,905 1.9x 1.8x 1.7x 14.2x 13.6x 11.7x 19.8x 18.3x 14.6x 34.4x 24.7x 20.7x 15% 1.38
GFK AG
GFK
03/31/06 35.18 1,231 1,865 1.5x 1.3x 1.2x 9.6x 8.4x 7.6x 13.8x 11.1x 10.1x 21.2x 14.7x 12.3x 9% 1.39
Greenfield Online Inc.
SRVY
03/31/06 7.04 178 158 1.7x 1.7x 1.5x 7.2x 8.2x 7.1x 14.7x N/A N/A NM NM 37.1x 25% 1.48
Harris Interactive Inc.
HPOL
03/31/06 5.70 352 295 1.4x 1.3x 1.2x 11.8x 10.8x 7.9x 17.1x N/A N/A 33.7x 31.7x 19.7x 19% 1.06
Jupitermedia Corp.
JUPM
03/31/06 9.91 350 394 2.8x 2.6x 2.3x 9.8x 8.3x 6.3x 12.4x N/A N/A 7.2x 18.0x 12.5x 21% 0.61
LECG Corp.
XPRT
06/30/06 18.41 451 434 1.4x 1.3x 1.1x 9.1x 9.1x 7.4x 10.0x 10.5x 8.2x 11.2x 18.8x 15.7x 19% 0.83
Navigant Consulting Inc. NCI 06/30/06 20.19 1,056 1,119 1.8x 1.7x 1.5x 8.8x 8.6x 7.4x 10.6x N/A N/A 18.4x 18.2x 15.1x 19% 0.80
Taylor Nelson Sofres plc
TNN
12/31/05 3.35 948 1,467 0.8x 0.8x 0.7x 6.2x 6.3x 5.8x 7.3x 8.0x 7.2x 14.3x 14.3x 12.5x 14% 0.89
Watson Wyatt Worldwide Inc.
WW
03/31/06 32.45 1,373 1,315 1.2x 1.0x 0.9x 8.5x 7.3x 6.5x 11.2x 9.7x 8.7x 17.5x 16.5x 15.2x 11% 1.38
Average 1.8x 1.7x 1.5x 9.9x 9.4x 8.1x 13.0x 12.1x 10.4x 21.2x 20.4x 18.5x 17% 1.15
Median 1.7x 1.7x 1.5x 9.1x 8.6x 7.4x 12.4x 10.8x 9.4x 18.7x 18.5x 15.7x 17% 1.06
High 3.4x 3.2x 3.0x 14.9x 13.6x 12.4x 19.8x 18.3x 14.6x 43.7x 31.7x 37.1x 25% 1.81
Low 0.8x 0.8x 0.7x 6.2x 6.3x 5.8x 7.3x 8.0x 7.2x 7.2x 14.3x 12.3x 9% 0.61
Footnotes
(1) Operating results exclude all non-recurring charges and gains, 40% tax-adjusted.
(2) Multiples for EV/Rev, EV/EBITDA, EV/EBIT and P/E greater than 15.0x, 35.0x, 40.0x, and 50.0x, respectively, are not considered meaningful.
(3) Enterprise Value = Market Capitalization - Cash + Total Debt.
(4) PEG Ratio calculated using 2007 PE over 5 Yr Growth Rate
(5) Cash and debt are as of August 2, 2006.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company Analysis – LTM Income Statement
(in millions, except per share data)
Latest Twelve Months (1)
Company Ticker Rev. GP EBITDA EBIT Net Inc. EPS
Opinion Research Corp. ORCI $192 $52 $15 $11 $2 $0.40
Arbitron Inc. ARB $320 $200 $93 $86 $59 $1.92
CRA International Inc. CRAI 323 127 56 47 28 2.31
FTI Consulting Inc. FCN 628 281 148 126 61 1.51
Forrester Research Inc. FORR 170 100 28 22 14 0.65
Gartner Inc. IT 1,030 536 135 96 51 0.44
GFK AG GFK 1,255 393 195 135 67 1.66
Greenfield Online Inc. SRVY 95 70 22 11 (12) (0.47)
Harris Interactive Inc. HPOL 210 109 25 17 10 0.17
Jupitermedia Corp. JUPM 139 91 40 32 51 1.38
LECG Corp. XPRT 318 110 48 43 41 1.64
Navigant Consulting Inc. NCI 633 244 128 106 59 1.09
Taylor Nelson Sofres plc TNN 1,819 1,206 238 200 111 0.23
Watson Wyatt Worldwide Inc. WW 1,123 283 156 118 73 1.85
Footnotes
(1) Operating results exclude all non-recurring charges and gains, 40% tax-adjusted.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company Analysis – Growth Rates
Revenue Growth
Calendar Year
Company 2004 2005 2006E 2007E
Opinion Research Corp. 11% 6% 1% 5%
Arbitron Inc. 8% 5% 7% 7%
CRA International Inc. 33% 36% 20% 14%
FTI Consulting Inc. 14% 26% 23% 14%
Forrester Research Inc. -10% 11% 20% 16%
Gartner Inc. 4% 11% 7% 7%
GFK AG 23% 40% 23% 6%
Greenfield Online Inc. 72% 101% 4% 11%
Harris Interactive Inc. 23% 30% 7% 10%
Jupitermedia Corp. 60% 101% 22% 15%
LECG Corp. 31% 32% 18% 14%
Navigant Consulting Inc. 52% 19% 17% 12%
Taylor Nelson Sofres plc 32% 5% 5% 3%
Watson Wyatt Worldwide Inc. 2% 36% 35% 8%

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company Analysis – Margins
Gross Profit Margins EBITDA Margins EBIT Margins Net Income Margins
Company 2004 2005 LTM 2004 2005 LTM 2006E 2007E 2004 2005 LTM 2006E 2007E 2004 2005 LTM 2006E 2007E
Opinion Research Corp. 27% 27% 27% 8% 8% 8% 9% 9% 6% 6% 6% 7% 7% 1% 1% 1% 1% 2%
Arbitron Inc. 63% 65% 62% 33% 32% 29% 28% 24% 31% 30% 27% 26% 22% 20% 22% 19% 16% 13%
CRA International Inc. 41% 41% 39% 17% 18% 17% 16% 17% 15% 15% 15% N/A N/A 8% 8% 9% 7% 7%
FTI Consulting Inc. 45% 46% 45% 22% 25% 24% 21% 22% 19% 21% 20% 18% N/A 10% 11% 10% 8% N/A
Forrester Research Inc. 61% 59% 59% 15% 15% 17% 17% 19% 8% 11% 13% 14% N/A 6% 7% 8% 11% 11%
Gartner Inc. 51% 51% 52% 12% 11% 13% 13% 14% 9% 7% 9% 10% 11% 5% 3% 5% 7% 7%
GFK AG 33% 32% 31% 16% 16% 16% 15% 16% 13% 11% 11% 12% 12% 8% 7% 5% 6% 7%
Greenfield Online Inc. 75% 73% 73% 23% 23% 23% 21% 22% 19% 13% 11% N/A N/A 15% -12% -12% 3% 5%
Harris Interactive Inc. 55% 51% 52% 19% 10% 12% 12% 15% 15% 6% 8% N/A N/A 9% 4% 5% 5% 7%
Jupitermedia Corp. 66% 66% 65% 28% 30% 29% 31% 36% 23% 25% 23% N/A N/A 23% 42% 37% 13% 16%
LECG Corp. 34% 34% 34% 15% 15% 15% 14% 15% 13% 14% 14% 12% 14% 13% 13% 13% 7% 7%
Navigant Consulting Inc. 37% 38% 38% 20% 21% 20% 19% 20% 17% 17% 17% N/A N/A 10% 10% 9% 9% 9%
Taylor Nelson Sofres plc 66% 66% 66% 13% 13% 13% 12% 13% 11% 11% 11% 10% 10% 6% 6% 6% 3% 4%
Watson Wyatt Worldwide Inc. 23% 24% 25% 13% 13% 14% 14% 14% 11% 10% 10% 10% 11% 7% 6% 6% N/A 6%

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company – Tax rates
Company 2005 Tax Rate
Opinion Research 54.00%
Arbitron Inc. 33.00%
CRA International Inc. 42.90%
Forrester Research Inc. 42.00%
FTI Consulting Inc. 41.44%
Gartner Inc. N/M
GFK AG 26.77%
Greenfield Online Inc. N/M
Harris Interactive Inc. 52.83%
Jupitermedia Corp. 46.59%
LECG Corp. 41.32%
Navigant Consulting Inc. 41.86%
Taylor Nelson Sofres plc 35.29%
Watson Wyatt Worldwide Inc. 40.75%

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company Analysis – Summary
LTM 2006 E 2007 E
($ in thousands)
EBITDA EBIT EBITDA EBIT Net Inc. EBITDA Net Inc.
Opinion Research $15,098 $11,228 $16,049 $12,246 $2,839 $17,547 $3,968
LTM 2006 E 2007 E
Multiple Analysis
(13 Companies)
EV / EV / EV / EV / PE EV / PE
EBITDA EBIT EBITDA EBIT Multiple EBITDA Multiple
Low 6.2x 7.3x 6.3x 8.0x 14.3x 5.8x 12.3x
Average 9.9x 13.0x 9.4x 12.1x 20.4x 8.1x 18.5x
Median 9.1x 12.4x 8.6x 10.8x 18.5x 7.4x 15.7x
High 14.9x 19.8x 13.6x 18.3x 31.7x 12.4x 37.1x
Implied Valuation
Implied Enterprise Value
EV / EV / EV / EV / PE EV / PE
EBITDA EBIT EBITDA EBIT Multiple EBITDA Multiple
Low $93,608 $81,964 $101,109 $97,968 $40,598 $101,773 $48,806
Average 149,470 145,964 150,861 148,177 57,916 142,131 73,408
Median 137,392 139,227 138,021 132,257 52,522 129,848 62,298
High 224,960 222,314 218,266 224,102 89,996 217,583 147,213
Implied Valuation Implied Equity Value Per Share
(1)
EV / EV / EV / EV / PE EV / PE
EBITDA EBIT EBITDA EBIT Multiple EBITDA Multiple
Low $6.03 $4.35 $7.12 $6.66 $5.87 $7.21 $7.06
Average $14.11 $13.60 $14.31 $13.92 $8.37 $13.05 $10.61
Median $12.36 $12.63 $12.45 $11.62 $7.59 $11.27 $9.01
High $25.02 $24.64 $24.05 $24.90 $13.01 $23.95 $21.28
(1) Equity Value Per Share = (Enterprise Value - Debt + Cash) / Shares Outstanding

Comparable Transaction Analysis

************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Transaction Analysis
Comparable transaction analysis is conducted in much the same way as the comparable company analysis, but makes reference to comparable mergers and acquisitions.
Comparable acquisition analysis attempts to identify what “multiples” acquirors have been willing to pay in comparable transactions. Data from completed transactions must be evaluated in the context of the market conditions prevailing at that time of acquisition.
Every company has a unique business and financial condition. However, within these constraints, we believe the transactions we selected represent an appropriate group.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Transaction Analysis
($ in millions)
Target Financials Valuation
Ann. Enterprise Target Target Target EBITDA Enterprise Value /
Date Target Name Acquiror Name Value (2) Revenue EBITDA EBIT Margin (%) Rev EBITDA EBIT
05/30/06 TGI Group LLC National Research Corp. $22.3 $6.2 N/A N/A N/A 3.6x N/A N/A
05/24/06 Ballentine Barbera Group LLC CRA International Inc. 22.7 12.0 N/A N/A N/A 1.9x N/A N/A
05/08/06 Mack Barclay Inc. LECG Corp. 22.0 15.0 N/A N/A N/A 1.5x N/A N/A
02/10/06 Camelford Graham Ipsos SA N/A 11.3 N/A N/A N/A N/A N/A N/A
01/19/06 BuzzMetrics Inc VNU NV N/A N/A N/A N/A N/A N/A N/A N/A
01/16/06 VNU NV Valcon NV 11,803.5 4,302.2 730.5 420.6 17.0 2.7x 16.2x 28.1x
01/16/06 Merc SA de CV GfK AG N/A N/A N/A N/A N/A N/A N/A N/A
01/12/06 MediaLive International Inc. United Business Media plc 65.0 40.0 N/A N/A N/A 1.6x N/A N/A
01/03/06 PENTOR Research International Research International N/A 9.8 N/A N/A N/A N/A N/A N/A
12/23/05 Roland Berger Market Research Aegis Group plc 6.4 13.0 N/A N/A N/A 0.5x N/A N/A
12/14/05 Univero Aegis Group plc 17.7 40.8 N/A N/A N/A 0.4x N/A N/A
11/24/05 Plus REMARK Aegis Group plc 6.9 N/A N/A N/A N/A N/A N/A N/A
11/21/05 Competition Policy Associates Inc FTI Consulting Inc 71.5 22.0 11.4 N/A 52.0 3.3x 6.3x N/A
11/01/05 Understanding UnLtd. Ipsos SA N/A 13.5 N/A N/A N/A N/A N/A N/A

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Transaction Analysis
($ in millions)
Target Financials Valuation
Ann. Enterprise Target Target Target EBITDA Enterprise Value /
Date Target Name Acquiror Name Value (2) Revenue EBITDA EBIT Margin (%) Rev EBITDA EBIT
10/21/05 MORI Ipsos SA $155.0 $77.8 N/A $9.9 N/A 2.0x N/A 15.7x
10/12/05 Neilson Elggren LLP LECG Corp 9.3 6.0 N/A N/A N/A 1.5x N/A N/A
09/05/05 Market Equity Pty Ltd Aegis Group plc 21.6 10.5 N/A N/A N/A 2.1x N/A N/A
08/18/05 Light Reading Inc United Business Media plc 35.0 10.1 2.6 N/A 25.7 3.5x 13.5x N/A
08/10/05 Kroll Lindquist Avey Co Navigant Consulting Inc 20.0 17.0 N/A 3.7 N/A 1.2x N/A 5.4x
07/18/05 A.W. Hutchison & Associates LLC Navigant Consulting Inc. 23.0 18.6 N/A 4.3 N/A 1.2x N/A 5.3x
06/16/05 Lexecon Ltd. CRA International Inc. 15.2 13.5 N/A N/A N/A 1.1x N/A N/A
06/07/05 AMT Aegis Group plc 5.9 5.5 N/A N/A N/A 1.1x N/A N/A
06/01/05 ARTeam Aegis Group plc 8.7 9.4 N/A N/A N/A 0.9x N/A N/A
05/24/05 Cambio Health Solutions FTI Consulting Inc 43.0 29.0 10.8 N/A 37.1 1.5x 4.0x N/A
04/27/05 Lee & Allen Consulting Limited CRA International Inc. 15.8 13.5 N/A N/A N/A 1.2x N/A N/A
04/15/05 United Business Media (NOP World) GFK AG 724.9 421.9 38.0 15.0 9.0 1.7x NM NM
03/15/05 Atlantic Research & Consulting, Inc FIND/SVP, Inc 5.8 5.8 N/A N/A N/A 1.0x N/A N/A
03/15/05 Signia Partners, Inc FIND/SVP, Inc 5.1 4.4 N/A N/A N/A 1.2x N/A N/A

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Transaction Analysis
($ in millions)
Target Financials Valuation
Ann. Enterprise Target Target Target EBITDA Enterprise Value /
Date Target Name Acquiror Name Value (2) Revenue EBITDA EBIT Margin (%) Rev EBITDA EBIT
03/09/05 AZTEC Information Systems Aegis Group plc $63.3 $30.4 N/A N/A N/A 2.1x N/A N/A
03/07/05 J.D. Power and Associates, Inc. McGraw-Hill Companies Inc. 362.5 150.0 N/A N/A N/A 2.4x N/A N/A
03/02/05 Columbus Quanti Aegis Group plc 9.6 7.9 N/A N/A N/A 1.2x N/A N/A
02/09/05 Zing Wireless Inc Greenfield Online Inc. 28.6 13.0 N/A 2.5 N/A 2.2x N/A 11.4x
01/03/05 Delahaye Medialink Bacon's Information Inc. 8.0 9.0 N/A N/A N/A 0.9x N/A N/A
12/27/04 META Group, Inc Gartner, Inc. 132.8 141.5 3.1 (1.6) 2.2 0.9x NM N/A
11/18/04 Network Economics Consulting Group Charles River Associates Inc. 10.1 9.9 N/A N/A N/A 1.0x N/A N/A
09/09/04 WirthlinWorldwide (3) Harris Interactive, Inc. 41.8 50.0 6.5 4.5 13.0 0.8x 6.4x 9.3x
08/02/04 Silicon Valley Expert Witness Group (4) LECG Corp 9.0 8.0 1.4 1.0 18.0 1.1x 6.3x 8.7x
03/18/04 Intecap Inc Charles River Associates Inc 100.1 57.7 9.2 5.7 15.9 1.7x 10.9x NM
03/01/04 Economic Analysis LLC (4) LECG Corp 16.3 10.0 N/A N/A N/A 1.6x N/A N/A
02/02/04 Tucker Alan Inc Navigant Consulting Inc 90.4 64.1 0.4 (0.2) 0.7 1.4x NM N/A
12/18/03 Eurisko United Business Media plc 40.9 34.7 N/A 5.0 N/A 1.2x N/A 8.3x
12/10/03 Right Management Consultants Inc. Manpower Inc. 538.9 473.0 94.4 74.0 20.0 1.1x 5.7x 7.3x

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Transaction Analysis
($ in millions)
Target Financials Valuation
Ann. Enterprise Target Target Target EBITDA Enterprise Value /
Date Target Name Acquiror Name Value (2) Revenue EBITDA EBIT Margin (%) Rev EBITDA EBIT
10/22/03 KPMG LLP (Dispute Advisory Services
business) (5)
FTI Consulting Inc $89.1 $65.7 N/A $25.4 N/A 1.4x N/A 3.5x
10/09/03 Ten Eyck Associates FTI Consulting Inc 15.6 8.5 N/A N/A N/A 1.8x N/A N/A
09/25/03 Lexecon Inc FTI Consulting Inc 130.2 69.0 14.3 6.7 20.7 1.9x 9.1x 19.5x
07/14/03 DevX.com Inc (5) Jupitermedia Corp 10.8 5.1 (0.3) (0.9) N/A 2.1x N/A N/A
05/14/03 NFO WorldGroup, Inc. Taylor Nelson Sofres Plc 515.3 462.4 65.3 40.6 14.1 1.1x 7.9x 12.7x
01/21/03 Giga Information Group, Inc. Forrester Research, Inc. 48.8 63.2 6.5 3.2 10.2 0.8x 7.5x 15.2x
07/24/02 PricewaterhouseCoopers LLP (Business
Recovery Services Division)
FTI Consulting Inc 244.9 179.3 N/A 66.8 N/A 1.4x N/A 3.7x
08/06/01 Total Research Corp (6) Harris Interactive, Inc. 31.9 53.8 5.2 3.4 9.7 0.6x 6.2x 9.3x
12/18/00 ACNielsen Corp VNU NV 2,175.4 1,575.6 219.8 130.8 14.0 1.4x 9.9x 16.6x
Adj. Average (1)
137.1 94.9 32.6 21.1 16.2 1.5x 8.1x 10.6x
Adj. Median  (1)
25.8 16.0 9.2 5.0 15.0 1.4x 7.5x 9.3x
Adj. High  (1)
2,175.4 1,575.6 219.8 130.8 37.1 3.5x 13.5x 19.5x
Adj. Low (1)
5.8 5.1 0.4 (0.9) 2.2 0.5x 5.7x 3.7x
Footnotes
(1)   Adj Average, Adj Median, Adj High and Adj Low excludes highest and lowest values.
(2)   If data is available, enterprise value equals transaction value plus assumed debt less cash.
(3)   Estimated Revenue, EBITDA, and EBIT from press release, conference call transcript.
(4)   Information from Conference Call, estimated EBITDA & EBIT.
(5)   Transaction value calculated by multiplying restricted shares by market price at close of announcement date.
(6)   Financial information from Total Research Corp, 6/30/01 10-K.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Transaction Analysis – Summary
LTM
($ in thousands)
EBITDA EBIT
Opinion Research $15,098 $11,228
LTM
Multiple Analysis
(51 Transactions, 20 having available EBITDA and EBIT Multiples)
EV / EV /
EBITDA EBIT
Adj Low 5.7x 3.7x
Adj Average 8.1x 10.6x
Adj Median 7.5x 9.3x
Adj High 13.5x 19.5x
Implied Valuation Implied Enterprise Value
EV / EV /
EBITDA EBIT
Adj Low $86,059 $41,544
Adj Average 122,294 119,017
Adj Median 113,235 104,420
Adj High 203,823 218,946
Implied Valuation
Implied Equity Value
Per Share
(1)
EV / EV /
EBITDA EBIT
Adj Low $4.94 NM
Adj Average $10.18 $9.70
Adj Median $8.87 $7.59
Adj High $21.96 $24.15
(1) Equity Value Per Share =  (Enterprise Value - Debt + Cash) / Shares Outstanding

Discounted Cash Flow

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Discounted Cash Flow Analysis
Discounted cash flow (“DCF”) analysis examines the cash generation ability of a company.
The analysis attempts to ascertain the value of a company based on projected future performance. Projections are usually made for a period of four to six years and the resulting cash flow is discounted, at an appropriate rate to present value. The terminal value is also discounted to present value and serves as a proxy for the annuity represented by the continuing free cash flow of the business. In general, a range of discount rates and a range of exit multiples are used to calculate a range of values. The value from a DCF analysis should be close to the intrinsic value of the company since it does not include the benefit of synergies that may be available to a strategic buyer.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Weighted Average Cost of Capital
In order to arrive at a weighted average cost of capital in the discounted cash flow analysis,
Janney estimated a range for the weighted average cost of capital
The following is a description of how inputs we used to derive our range
Risk free rate: Using the ten-year treasury as of August 2, 2006: 4.95%
Market Return:  Historical return of U.S. stocks from 1928-2005: 11.72%
Size Premium:  Calculated by Ibboston Associates: 9.83%
Pre-tax cost of debt:  The weighted average interest rate of the Company’s outstanding debt at 6/30/06 before the effect of taxes: 10.56%
Unlevered Beta: Adjusted Beta / (1+ [ (1-Tax Rate) * (Total Debt/Equity Value) ] )
Tax Rate: 40%

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Weighted Average Cost of Capital
($ in millions) Unlevered Beta Calculation
Total Total Debt / Raw Adjusted Unlevered
Ticker Company Debt Equity Equity Beta Beta
Beta
(1)
ARB Arbitron Inc.
$50 $1,095 5% 0.76 0.84 0.82
CRAI CRA International Inc.
93 524 18% 1.10 1.07 0.96
FORR Forrester Research Inc. - 614 0% 1.20 1.13 1.13
FCN FTI Consulting Inc.
346 852 41% 1.19 1.13 0.91
IT Gartner Inc.
230 1,744 13% 1.32 1.21 1.12
GFK GFK AG
753 1,231 61% 0.15 0.43 0.32
SRVY Greenfield Online Inc.
0 178 0% 1.05 1.03 1.03
HPOL Harris Interactive Inc. - 352 0% 1.49 1.33 1.33
JUPM Jupitermedia Corp.
73 350 21% 1.17 1.11 0.99
XPRT LECG Corp.
- 451 0% 0.93 0.95 0.95
NCI Navigant Consulting Inc.
76 1,056 7% 1.19 1.13 1.08
TNN Taylor Nelson Sofres plc
604 948 64% 0.52 0.68 0.49
WW Watson Wyatt Worldwide Inc. 45 1,373 3% 1.07 1.05 1.03
Average 17.9% 0.94
Median 7.2% 0.99
Weighted Average Cost of Capital Calculation:
Risk-Free Rate
(2) 4.95%
Market Return
(3) 11.72%
Size Premium 9.83%
Pre Tax Cost of Debt
(4) 10.56%
Cost of Debt = Pre-Tax Cost of Debt*(1-Tax Rate) 6.34%
Levered Beta (Market Research) = Unlevered Beta*(1+[(1-Tax Rate)*Total Debt/Equity Value]) 1.04
Return on Equity = Risk Free Rate+Beta*(Market Return-Risk Free Rate)+Size Premium 21.8%
WACC Using ORC Debt Ratios:
Equity/Total Capital 36.1%
Total Debt/Total Capital 63.9%
WACC = ((Return on Equity*(Equity/Value))+((Return on Debt*(Debt/Value)) 11.9%
WACC Using Aggregate of Comparable Companies:
Equity/Total Capital 82.1%
Total Debt/Total Capital 17.9%
WACC = ((Return on Equity*(Equity/Value))+((Return on Debt*(Debt/Value))
19.0%
Footnotes
(1) Unlevered Beta = Adjusted Beta/(1+[(1-Tax Rate)*(Total Debt/Equity Value)]); Assumes Tax Rate of 40%.
(2) Ten-year Treasury as of August 2, 2006.
(3) Historical return of U.S. stocks from 1928-2005 - Aswath Damodaran.
(4) Assumes cost of debt is the weighted average cost of borrowing for ORC as of 6/30/06.

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Discounted Cash Flow Analysis – Per Share Value
($ in thousands)
Terminal Multiple
7.0x 7.5x 8.0x 8.5x 9.0x
Rate of Return 15.5% 15.5% 15.5% 15.5% 15.5%
PV of free cash flows $36,869 $36,869 $36,869 $36,869 $36,869
PV of terminal value 85,880 92,015 98,149 104,283 110,418
Cash from exercise of options 8,770 8,770 8,770 8,770 8,770
Cash 164 164 164 164 164
Outstanding debt (56,548) (56,548) (56,548) (56,548) (56,548)
Payments on management contracts, if applicable (1,600) (1,600) (1,600) (1,600) (1,600)
ORC deal expenses (2% of enterprise value) (2,680) (2,680) (2,680) (2,680) (2,680)
Equity Value $70,855 $76,989 $83,124 $89,258 $95,392
Shares Outstanding 5,500             5,500          5,500          5,500          5,500
Option/warrant dilution 1,417             1,417          1,417          1,417          1,417
Value per share $10.24 $11.13 $12.02 $12.90 $13.79

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Discounted Cash Flow Analysis
Unlevered Free Cash Flow Projections
Cash Flow Projections
($ in thousands)
For the Fiscal Year Ending December 31,
2nd half 2006 2007 E 2008 E 2009 E 2010 E 2011 E
Revenue $95,567 $201,925 $213,452 $224,125 $235,331 $247,097
EBIT 5,952 14,017 15,928 17,376 19,914 22,160
Less: Taxes (1,258) (3,663) (4,506) (5,289) (6,324) (7,203)
Plus: Depreciation & Amortization 1,910 3,530 3,810 4,511 4,707 4,942
Less: Changes in Working Capital 513 (1,257) (1,661) (1,550) (1,676) (1,721)
Cash From Operations 7,117 12,628 13,571 15,048 16,620 18,178
Capital Expenditures (1,911) (4,034) (4,264) (4,477) (4,701) (4,936)
Unlevered Free Cash Flow $5,206 $8,594 $9,307 $10,571 $11,919 $13,242
2007 2008 2009 2010 2011
Income Statement
Rev Growth 4.7% 5.7% 5.0% 5.0% 5.0%
Gross Margin 28.6% 29.1% 29.4% 29.6% 29.8%
Operating Margin 6.9% 7.5% 8.0% 8.5% 9.0%
Net Income Margin 2.0% 2.5% 2.8% 3.4% 4.0%
Interest on Cash 2.0% 2.0% 2.0% 2.0% 2.0%
Tax Rate 48.0% 46.0% 46.0% 44.0% 42.0%
Balance Sheet
Days of Sale Outstanding (billed) 48.9 48.9 48.9 48.9 48.9
Days of Sale Outstanding (unbilled) 41.7 41.7 41.7 41.7 41.7
Days Payable Outstanding 37.0 37.0 37.0 37.0 37.0

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Discounted Cash Flow Analysis
For the Fiscal Year Ending December 31,
($ in thousands) 2nd half 2006 2007 E 2008 E 2009 E 2010 E 2011 E
Free Cash Flow $5,206 $8,594 $9,307 $10,571 $11,919 $13,242
Present Value of Free Cash Flows
Periods to discount 0.50             1.50             2.50           3.50           4.50           5.50
Rates Total
12.0% $4,919 $7,251 $7,011 $7,110 $7,157 $7,100 $40,547
13.0% 4,897 7,154 6,857 6,892 6,877 6,761 39,438
14.0% 4,876 7,061 6,707 6,683 6,609 6,442 38,377
15.0% 4,854 6,969 6,562 6,481 6,355 6,139 37,361
15.5% 4,844 6,923 6,492 6,384 6,232 5,995 36,869
16.0% 4,833 6,879 6,422 6,288 6,112 5,854 36,388
17.0% 4,813 6,791 6,285 6,102 5,880 5,584 35,455
18.0% 4,792 6,705 6,153 5,923 5,659 5,329 34,561
19.0% 4,772 6,620 6,025 5,750 5,448 5,087 33,703
Terminal Valuation
    EBITDA Terminal Multiple 7.0x 7.5x 8.0x 8.5x 9.0x
    Year 2011 EBITDA $27,102 $27,102 $27,102 $27,102 $27,102
    Enterprise Value in 2011 $189,712 $203,263 $216,814 $230,364 $243,915
Present Value of Terminal Value
EBITDA Terminal Multiples
Rates 7.0x 7.5x 8.0x 8.5x 9.0x
12.0% $101,717 $108,983 $116,249 $123,514 $130,780
13.0% 96,864 103,783 110,702 117,621 124,540
14.0% 92,282 98,874 105,465 112,057 118,649
15.0% 87,954 94,237 100,519 106,801 113,084
15.5% 85,880 92,015 98,149 104,283 110,418
16.0% 83,864 89,854 95,845 101,835 107,825
17.0% 79,997 85,711 91,425 97,139 102,853
18.0% 76,338 81,791 87,244 92,697 98,149
19.0% 72,876 78,082 83,287 88,493 93,698

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

DCF – Stock Price Sensitivity Analysis
EBITDA Terminal Multiples
7.0x 7.5x 8.0x 8.5x 9.0x
Rates
12.0%
$13.07 $14.12 $15.17 $16.22 $17.27
13.0% 12.20 13.20 14.20 15.20 16.20
14.0% 11.39 12.34 13.29 14.25 15.20
15.0%
10.61 11.52 12.43 13.34 14.25
15.5%
10.24 11.13 12.02 12.90 13.79
16.0%
9.88 10.75 11.61 12.48 13.35
17.0%
9.19 10.01 10.84 11.67 12.49
18.0%
8.53 9.32 10.11 10.90 11.68
19.0% 7.91 8.66 9.41 10.16 10.92

Summary

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
*****
************
************
************
************
************
************
************
************
************
************
************
************
************
************
************
********

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

Comparable Company Analysis Comparable Transaction
Analysis
Discounted
Cash Flow
Summary Value Per Share
Premium
Paid
LTM 2006 E 2007 E LTM 2006-2011
1 Week EV / EV / EV / EV / PE EV / PE EV / EV / EV /
Premium EBITDA EBIT EBITDA EBIT Multiple EBITDA Multiple EBITDA EBIT EBITDA
Implied Equity Value Per Share
Adj Low $0.21 $6.03 $4.35 $7.12 $6.66 $5.87 $7.21 $7.06 $4.94 NM $7.91
Adj Average $6.65 $14.11 $13.60 $14.31 $13.92 $8.37 $13.05 $10.61 $10.18 $9.70 $12.12
Adj Median $6.37 $12.36 $12.63 $12.45 $11.62 $7.59 $11.27 $9.01 $8.87 $7.59 $12.02
Adj High $23.97 $25.02 $24.64 $24.05 $24.90 $13.01 $23.95 $21.28 $21.96 $24.15 $17.27
Multiples
Adj Low 6.2x 7.3x 6.3x 8.0x 14.3x 5.8x 12.3x 5.7x 3.7x
Adj Average 9.9x 13.0x 9.4x 12.1x 20.4x 8.1x 18.5x 8.1x 10.6x
Adj Median 9.1x 12.4x 8.6x 10.8x 18.5x 7.4x 15.7x 7.5x 9.3x
Adj High 14.9x 19.8x 13.6x 18.3x 31.7x 12.4x 37.1x 13.5x 19.5x

Valuation Range ($ Per Share)

BUSINESS SERVICES GROUP

Philadelphia                Pittsburgh               New York    San Francisco               Chicago               Boston

$25.02
$24.64
$24.05
$24.90
$13.01
$23.95
$21.28
$21.96
$24.15
$17.27
$23.97
$0.00
$7.91
$4.94
$5.87
$6.03
$4.35
$6.66
$7.06
$7.12
$0.21
$7.21
0.0
5.0
10.0
15.0
20.0
25.0
30.0
35.0
40.0
PREMIUM
PAID
LTM
EBITDA
LTM
EBIT
2006E
EBITDA
2006E
EBIT
2006E
PE
2007E
EBITDA
2007E
PE
LTM
EBITDA
LTM
EBIT
DCF
Comparable Company Analysis Comp. Transaction Analysis
Chart
   Implied
   Valuation
   Range
   Median
   Purchase
   Price:
   $12.00
   ORCI Price
   (8/3/06 Close)
   $5.82
Premium Paid DCF

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPINION RESEARCH CORPORATION

The undersigned, a holder of Common Stock of OPINION RESEARCH CORPORATION (the “Company”), hereby constitutes and appoints JOHN F. SHORT and DOUGLAS L. COX, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Special Meeting of Stockholders of the Company to be held on ________ __, 2006 at ________ a.m., local time, at 600 College Road East, Suite 4100, Princeton, New Jersey 08540, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as follows:

THE BOARD RECOMMENDS A VOTE “FOR” BOTH PROPOSALS.

1.	Approve the Agreement and Plan of Merger, dated as of August 4, 2006, by and among Opinion Research Corporation, infoUSA Inc. and Spirit Acquisition, Inc.
☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the meeting.

Unless otherwise specified, the shares will be voted “FOR” the approval of the Agreement and Plan of Merger and “FOR” the meeting adjournment proposal. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

(Please date and sign on reverse side)

(Continued from other side)

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.

☐	I plan to attend the Special Meeting

Date: , 2006

Signature of Stockholder

Signature of Stockholder

NOTE: Please sign this proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

Please sign, date and return in the enclosed postage-prepaid envelope.